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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

OfficeMax Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice and Proxy Statement
OfficeMax Incorporated Annual Meeting of Stockholders Naperville, Illinois Wednesday, April 15, 2009

OFFICEMAX INCORPORATED

NOTICE OF ANNUAL MEETING
Wednesday, April 15, 2009
2:00 p.m., Central Daylight Time

Holiday Inn Select
1801 N. Naper Blvd.
Naperville, Illinois 60563

March 4, 2009

Dear Stockholder:

        On behalf of the board of directors, it is my pleasure to invite you to our 2009 annual meeting of stockholders to:

  •
  elect eight directors;

  •
  approve the appointment of KPMG LLP as our independent registered public accounting firm for 2009; and

  •
  conduct other business properly brought before the meeting.

        Stockholders who owned stock at the close of business on February 17, 2009 can vote at the meeting.

        Your vote is important regardless of the number of shares of stock you own. Whether you plan to attend or not, please review our proxy materials and request a proxy card to sign, date, and return or submit your voting instructions by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and in this proxy statement. If you attend the meeting and prefer to vote at that time, you may do so.

        Thank you for your ongoing support of and continued interest in OfficeMax.

Sincerely yours,

Sam K. Duncan Chairman of the Board and Chief Executive Officer

i

ii

 OfficeMax Incorporated

        OfficeMax Incorporated ("OfficeMax," the "company," or "we") is a leader in both business-to-business and retail office products distribution. We provide office supplies and paper, print and document services, technology products and solutions and furniture to large, medium and small businesses, government offices and consumers. Our customers are served by approximately 33,000 associates through direct sales, catalogs, the Internet and a network of retail stores located throughout the United States, Canada, Australia, New Zealand and Mexico. Our common stock is traded on the New York Stock Exchange ("NYSE") under the ticker symbol 'OMX'. Our corporate headquarters is located at 263 Shuman Boulevard, Naperville, Illinois 60563, and our website address is www.officemax.com.

 Annual Meeting Information

Proxy Statement

        This proxy statement summarizes information we must provide to you under the rules of the Securities and Exchange Commission ("SEC"). It is designed to assist you in voting your shares of our stock. We have provided this proxy statement in connection with the solicitation of proxies by our board of directors for the 2009 annual meeting of stockholders. We will begin mailing notice of the availability of these proxy materials on or about March 4, 2009.

Voting

        You can vote your shares of stock in advance of our annual meeting by requesting a proxy card to sign, date, and return or by submitting your voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this proxy statement for specific instructions on how to cast your vote by any of these methods.

        If your shares of stock are registered directly in your name, you are considered a stockholder of record and will receive your Notice of Internet Availability of Proxy Materials directly from us. If you hold your shares of stock through a broker, bank, or other financial institution, you are considered the beneficial owner of stock held in street name and will receive your notice from your broker, bank or other institution.

        For stockholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, our independent tabulator, by 11:59 p.m. Eastern Time on April 14, 2009. Submitting your voting instructions prior to the annual meeting will not affect your right to vote in person should you decide to attend the meeting.

        The Internet and telephone voting procedures available to you are designed to authenticate stockholders' identities, to allow stockholders to submit voting instructions and to confirm that stockholders' voting instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

        Stockholders of record can vote by:

  •
  requesting and returning a completed proxy card by mail to our independent tabulator, Broadridge, by 11:59 p.m. Eastern Time on April 14, 2009;

  •
  submitting voting instructions via the Internet or telephone by 11:59 p.m. Eastern Time on April 14, 2009; or

  •
  completing a ballot and returning it to the inspector of election during the annual meeting.

        If you hold your stock in street name, you can vote by submitting a voting instruction card to your broker or other institution that sent your Notice of Internet Availability of Proxy Materials to you in accordance with their procedures.

        Please see the next section "Employees Who Are Stockholders" for information regarding voting shares of stock held in our Employee Stock Ownership Plan fund or the OfficeMax common stock fund in the OfficeMax Savings Plan.

        If you submit a valid proxy card or validly submit voting instructions via the telephone or Internet, and you do not subsequently revoke your proxy or vote, the individuals named on the card, as your proxies, will vote your shares of stock in accordance with your instructions. If you do not indicate instructions, your shares of stock will be voted for the:

  •
  election of the eight nominees to serve on our board of directors; and

  •
  appointment of KPMG LLP as our independent registered public accounting firm for 2009.

        You also give the proxies discretionary authority to vote on any other matters that may properly be presented at the meeting.

        If you are a stockholder of record, you may revoke or change your proxy and voting instructions at any time prior to the vote at the annual meeting. To do so:

  •
  subsequently submit a new proxy card or voting instructions to the independent tabulator by mail, telephone or through the Internet prior to 11:59 p.m. Eastern Time on April 14, 2009; or

  •
  attend the annual meeting and vote in person by ballot.

        If you hold your stock in street name, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting by submitting new voting instructions to your broker or other institution in accordance with their procedures.

        Each share of OfficeMax stock is entitled to one vote. As of February 17, 2009 (the record date for determining stockholders entitled to vote at the meeting), we had the following shares of stock outstanding and entitled to vote:

Type/Series of Stock	Number of Shares Outstanding

Common stock	76,287,724
Convertible preferred stock, Series D (ESOP)	921,013

Employees Who Are Stockholders; Voting Shares in Certain Benefit Plans

        If you are a current or former employee of OfficeMax or one of its subsidiaries and you own shares of OfficeMax's Series D Convertible Preferred stock in the Employee Stock Ownership Plan ("ESOP") fund or allocate funds to the OfficeMax common stock fund in the OfficeMax Savings Plan ("Savings Plan"), you may instruct Vanguard Fiduciary Trust Company, the plans' trustee, how to vote the shares of stock allocated to you under these plans. You can instruct the voting of your stock by requesting a proxy card to sign, date, and return or by submitting your voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the ESOP fund or the Savings Plan must be returned by 11:59 p.m. Eastern Time on April 9, 2009.

        The plans' trustee will vote any shares in the plans for which instructions are not received or that are not allocated to an account in the same proportion as shares of stock voted by the plan participants generally, subject to the Trustee's fiduciary obligations under applicable law.

Proxies

        When you vote in advance of the annual meeting, you appoint Ms. Susan Wagner-Fleming, our Corporate Secretary, Mr. Matthew R. Broad, our General Counsel and Mr. Tony Giuliano, our Treasurer and Vice President, Investor Relations as proxies, each with the power to appoint a substitute. They are directed to vote all of the shares of stock you held on the record date at the annual meeting and at any adjournment or postponement of that meeting. The proxies are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.

Confidential Voting Policy

        We have a confidential voting policy. Stockholders' votes will not be disclosed to us other than in limited situations. The tabulator will collect, tabulate, and retain all proxies and will forward any comments written on the proxy cards or otherwise received by the tabulator to management. Our confidential voting policy will not apply in the event of a contested solicitation.

Votes Necessary for Action to be Taken

        A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy. The election inspector will treat abstentions, withholds and "broker non-votes" as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a broker holding stock for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will have discretionary voting power with respect to each of the proposals. Abstentions and broker non-votes, do not count as votes cast either for or against any of the proposals. A "withhold" vote with respect to any director nominee will have the effect of a vote against such nominee.

        A nominee will be elected to the board if the number of votes cast "for" his or her election exceed the number of votes "withheld" from or cast "against" his or her election.

        The proposal for appointing KPMG LLP as our independent registered public accounting firm for 2009 will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy (excluding any shares where the holder has expressly indicated that the holder is abstaining from voting) vote in favor of the appointment.

Proxy Solicitation

        We pay the expenses of soliciting proxies. OfficeMax has retained D.F. King & Company ("D.F. King") to assist in the solicitation of proxies. D.F. King will receive an aggregate fee of $20,000, plus out-of-pocket expenses. OfficeMax has agreed to indemnify D.F. King against certain liabilities arising out of or in connection with this engagement. In addition to the solicitation of proxies by use of the mail, employees of D.F. King, and our directors, officers and regular employees, may solicit the return of proxies by personal interview, mail, electronic mail, facsimile, telecopy, telegram, telephone, and Internet. Our directors, officers and employees will not receive additional compensation for these activities. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock.

Householding of Annual Meeting Materials

        Some banks, brokers and other record holders may be participating in the practice of "householding" proxy statements, annual reports and Notices of Internet Availability of Proxy Materials. If you have requested paper copies of the proxy materials, this means that only one copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write to the Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge toll free: 1-800-542-1061. If you have requested paper copies of the proxy materials and want to receive separate copies of the proxy statement, annual report or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number above.

 Items You May Vote On

1.   Election of Directors

        The members of our board of directors are elected for a term of office to expire at the next annual meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). If you submit valid voting instructions, the proxies will vote your shares of stock for the election of each of the eight nominees, unless you indicate that you wish to vote against a nominee or withhold your vote on a nominee.

        Our board of directors has proposed eight nominees for election as directors: Dorrit J. Bern, Warren F. Bryant, Joseph M. DePinto, Sam K. Duncan, Rakesh Gangwal, Francesca Ruiz de Luzuriaga, William J. Montgoris and David M. Szymanski. Detailed information on all the nominees is provided beginning on page 7. We expect that all nominees will be able to serve if elected. If any nominee is not able to serve, either we will vote the proxies for another nominee recommended by our Governance and Nominating Committee and nominated by the board of directors or the board may reduce the number of directors to be elected at the meeting.

        Under our by-laws, in uncontested elections, our directors are elected if the votes withheld from or cast "for" the director's election exceed the votes cast "against" the director's election. The company has a director resignation policy which states that the board will only nominate candidates who agree to tender, promptly following the annual meeting at which they are elected, a resignation that will be effective upon (i) the failure of the director to receive the required vote at any annual meeting at which they are nominated for re-election and (ii) acceptance by the board of such resignation. If a director fails to receive a majority vote in favor of his or her election, the Governance and Nominating Committee of our board, excluding the director whose resignation is under consideration, will promptly consider the resignation and make a recommendation to the board as to whether to accept or reject the tendered resignation or whether other action should be taken. The board, excluding the director whose resignation is under consideration, will act on the Governance and Nominating Committee's recommendation within ninety days from the date of the certification of the election results. The board will publicly disclose its decision regarding the tendered resignation. If an incumbent director's resignation is not accepted by the board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director's resignation is accepted by the board of directors, the board, in its sole discretion, may decide whether to fill such vacancy or reduce the size of the board.

Our board of directors unanimously recommends
a vote "FOR" each of these nominees.

2.   Appointment of Independent Registered Public Accounting Firm

        Our Audit Committee appointed KPMG LLP to serve as our independent registered public accounting firm for 2009, subject to stockholder approval. Representatives of KPMG LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

        The following table sets out the various fees for services provided by KPMG LLP in 2007 and 2008. The Audit Committee pre-approved all of these services.

Annual Fees for 2007 and 2008

	Amounts
Description	2008	2007

Audit Fees (1)	$3,581,000	$3,757,365
Audit-Related Fees (2)	$212,590	$250,339
Tax Fees (3)	$122,560	$9,168

(1)
Audit fees relate to professional services rendered in conjunction with the audit of our annual financial statements, the review of our quarterly financial statements, and the audit of our internal controls over financial reporting, statutory filings and other services pertaining to SEC matters.

(2)
Audit-related fees relate to attestation and other services traditionally performed by companies' independent accountants, such as audits of our employee benefit plans, special procedures required to meet certain regulatory requirements and other miscellaneous assurance services.

(3)
Tax fees relate to tax compliance services surrounding transactions that have already occurred. We use these services to document, compute, and obtain government approval for amounts to be included in tax filings.

        KPMG LLP's full-time, permanent employees conducted the services described in the chart above. Leased personnel were not employed with respect to the domestic audit engagement.

        The Audit Committee is responsible for recommending, for stockholder approval, our independent registered public accounting firm. Should stockholders fail to approve the appointment of KPMG LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than KPMG LLP could be secured to deliver any or all of the company's independent auditing services required in 2009. The Audit Committee, however, would take the lack of stockholder approval into account when recommending an independent registered public accounting firm for 2010.

Our board of directors unanimously recommends a vote "FOR" the approval of
KPMG LLP as our independent registered public accounting firm for 2009.

3.   Other Matters to be Presented at the Meeting

        We do not know of any other matters to be voted on at the meeting. If, however, other matters are presented for a vote at the meeting, the persons named as proxies will vote your properly submitted proxy according to their judgment on those matters.

 Board of Directors

Structure

        Upon the Governance and Nominating Committee's recommendation, the board nominates eight directors for election in 2009, each to hold office until the annual meeting of stockholders in 2010 (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Stockholders have previously elected all of these nominees to the board.

        We prepared the following director summaries using information furnished to us by the nominees:

Dorrit J. Bern, 58, joined our board of directors in 2006. From 1997 through 2008, Ms. Bern served as chairman, president and chief executive officer of Charming Shoppes, Inc., a multichannel specialty women's apparel retailer.

Warren F. Bryant, 63, joined our board of directors in 2004. From 2002 to 2008, Mr. Bryant served as a director and the president and chief executive officer of Longs Drug Stores Corporation, a retail drug store chain on the West Coast and in Hawaii. From 2003 to 2008 he served as the chairman of the board of Longs Drug Stores. Mr. Bryant served as senior vice president of The Kroger Co., a retail grocery chain, from 1999 to 2002. From 1996 to 1999, he served as president and chief executive officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co. Mr. Bryant also served as a director of The National Association of Chain Drug Stores from 2003 to 2008 and as Chairman of the Association during 2008.

Joseph M. DePinto, 46, joined our board of directors in 2006. Mr. DePinto has been the president and chief executive officer of 7-Eleven, Inc., a convenience retailer, since December 2005. Prior to joining 7-Eleven, Inc., Mr. DePinto served as the president of GameStop Corp., a video game and entertainment software retailer, beginning in March 2005. Mr. DePinto was the vice president of operations of 7-Eleven from March 2002 until he joined GameStop Corp. in March 2005. Prior to March 2002, Mr. DePinto was senior vice president and chief operating officer of Thornton Quick Café & Market. Mr. DePinto also serves as a director of Jo-Ann Stores.

Sam K. Duncan, 57, joined our board of directors in 2005. Mr. Duncan became the chairman and chief executive officer of the company in 2005. Prior to his election as chief executive officer and president of the company, Mr. Duncan was president and chief executive officer of ShopKo Stores, Inc., a multi-department retailer, from October 2002 to April 2005. From 1992 to 2002, Mr. Duncan held various merchandising and executive positions with Fred Meyer, Inc. (a division of The Kroger Co.) a grocery retailer, including: president of Fred Meyer from February 2001 to October 2002 and president of Ralph's Supermarkets from 1998 to 2001. Mr. Duncan began his retail career in the supermarket industry in 1969 with Albertson's, Inc., where he held various merchandising positions until 1992. Mr. Duncan currently serves on the Board of Trustees of North Central College. He is also a director of Nash-Finch Company.

Rakesh Gangwal, 55, joined our board of directors in 1998. From June 2003 to August 2007, Mr. Gangwal was the chairman, president, and chief executive officer of Worldspan Technologies, Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, Mr. Gangwal was involved in various personal business endeavors, including private equity projects and consulting projects. He was the president and chief executive officer of US Airways Group, Inc., the parent corporation for US Airways' mainline jet and express divisions as well as several related companies, from 1998 until his resignation in 2001. Mr. Gangwal was also the president and chief executive officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until his resignation. He was the president and chief operating officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. On August 11, 2002, US Airways Group, Inc., and its seven domestic subsidiaries, including its principal operating subsidiary, US Airways, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. US Airways Group, Inc., and its subsidiaries emerged from bankruptcy protection under the First Amended Joint Plan of Reorganization of US Airways Group, Inc., and Affiliated Debtors and Debtors-in-Possession, as Modified, which became effective on March 31, 2003. Mr. Gangwal is also a director of PetSmart, Inc.

William J. Montgoris, 62, joined our board of directors in July 2007. Mr. Montgoris was the chief operating officer of The Bear Stearns Companies Inc., a leading global investment banking, securities trading and brokerage firm, from 1993 until his retirement in 1999. Prior to holding this position, he served Bear Stearns as its chief financial officer from 1987 to 1993 and as a senior managing director from 1985 to 1987. Mr. Montgoris currently serves on the Board of Trustees of The Reserve Funds, a family of money market mutual funds, and the Board of Trustees of Covenant House, Hackensack Medical Center, Colby College and St. John's University. He is also a director of Carters, Inc. and Stage Stores, Inc.

Francesca Ruiz de Luzuriaga, 54, joined our board of directors in 1998. From 1999 to 2000, Ms. Luzuriaga served as the chief operating officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its executive vice president, worldwide business planning and resources, from 1997 to 1999 and as its chief financial officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. Until October 2005 she was also a director of Providian Financial Corporation.

David M. Szymanski, 52, joined our board of directors in 2004. Dr. Szymanski is the JCPenney Chair of Retailing Studies at Texas A&M University, where he has served since 1987. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. He has held senior positions at the University since 1987. Dr. Szymanski is also a director of Zale Corporation.

        None of the companies named in these biographies as current or previous employers of the nominees are affiliated with the company.

Director Independence

        The board has determined that, except for Mr. Duncan, the nominees for election as directors are, and all members of the board in 2008 were, independent within the meaning of the rules of the NYSE.

        For a director to be considered independent under the NYSE rules, our board must determine that he or she does not have any material relationship with OfficeMax. To assist in making this determination, our board adopted the NYSE's independence standards. For purposes of these standards, an "immediate family member" includes a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

        The board will presume a director is independent if, during the last three years, he or she has not:

  •
  been an OfficeMax employee or an immediate family member of an executive officer of OfficeMax, other than in the capacity as a former interim chairman, chief executive officer or other executive officer;

  •
  been affiliated with or employed by (or is an immediate family member of a person who is affiliated with or employed in a professional capacity by) the present or former internal or external auditor of OfficeMax;

  •
  been employed (or had an immediate family member employed) as an executive officer by another company whose compensation committee includes one or more current executives of OfficeMax;

  •
  received (or had an immediate family member who has received) more than $100,000 per year in direct compensation from OfficeMax other than director and committee fees or pension or other deferred compensation for prior services; and

  •
  been an executive officer or an employee of, or an immediate family member of a person who is an executive officer of, a company that makes payments to or receives payments from OfficeMax for property or services, which, in any fiscal year, exceeded the greater of $1 million or 2% of the other company's consolidated gross revenues.

        In addition, our board will consider a director independent for purposes of serving on our Audit Committee only if he or she:

  •
  has not accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from OfficeMax, other than compensation for service as a director; and

  •
  is not an "affiliated person" of OfficeMax or any of its subsidiaries, as that term is defined by the SEC.

        Our board will determine the independence of any director who has any other relationship with OfficeMax that is not covered by these standards. In particular, the board has considered the following relationships:

        In 2008, a number of companies for which our directors also serve as officers or directors purchased office supplies from OfficeMax in the ordinary course of business. None of these sales accounted individually for more than the greater of $1 million or 2% of our revenues or the purchasing entity's revenues in 2008, and none of these sales were material to our business.

        Additionally in 2008, we purchased a variety of goods and services from companies for which our directors also serve as officers or directors. These purchases were made in the ordinary course of business. None of these purchases accounted for more than the greater of $1 million or 2% of our revenues or the selling entity's revenues in 2008 to date, and none of these purchases were material to our business.

        All of the transactions described above were entered into in the ordinary course of business and involved the purchase or provision of goods or services on a non-exclusive basis and at arms-length negotiated rates. Our board has determined that these transactions are not material relationships under the NYSE's Corporate Governance Listing Standards and do not otherwise impair the independence of our directors.

Related Transactions

        Our Governance and Nominating Committee is required by its charter to review all related person transactions required to be disclosed by SEC rules on an ongoing basis, and all such transactions must be approved or ratified by the committee. In conducting its review, the Governance and Nominating Committee's charter states that the committee will consider the following factors: the nature of the related person's interest in the transaction; whether the transaction involves standard prices, rates or charges or is otherwise on terms consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the company entering into the transaction with the related person (such as the absence of a similarly qualified unrelated party); whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and any other factors the committee may deem relevant with respect to the particular transaction. Any member of the Governance and Nominating Committee who is a related person with respect to a transaction is recused from the review of the transaction.

Our board of directors unanimously recommends a vote "FOR" the election of the board's nominees identified above.

 Director Compensation

        The following table presents compensation information for the current independent members of our board of directors: Ms. Dorrit J. Bern and Ms. Francesca Ruiz de Luzuriaga, and Messrs. Warren F. Bryant, Joseph M. DePinto, Rakesh Gangwal, William J. Montgoris and David M. Szymanski. In addition, the table also includes compensation information for Mr. Brian C. Cornell, who resigned from the board in February 2008, and Mr. Gary G. Michael, who did not stand for re-election in April 2008. Compensation for Mr. Sam K. Duncan, our Chief Executive Officer, is set forth in the "Summary Compensation Table" on page 42. Mr. Duncan does not receive compensation for service as a director.

DIRECTOR COMPENSATION
FOR FISCAL YEAR ENDED DECEMBER 27, 2008

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (2) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3) (f)	Total ($) (h)

Dorrit J. Bern	$103,000		$74,993	—	$177,993
Warren F. Bryant	$112,000	(1)	$74,993	$2,688	$189,681
Brian C. Cornell	$11,305	(1)	—	$7,113	$18,418
Joseph M. DePinto	$99,000	(1)	$74,993	—	$173,993
Rakesh Gangwal	$120,000	(1)	$74,993	—	$194,993
Gary G. Michael	$31,750		—	$12,802	$44,552
William J. Montgoris	$111,000		$74,993	—	$185,993
Francesca Ruiz de Luzuriaga	$137,000		$74,993	$4,750	$216,743
David M. Szymanski	$126,000		$74,993	—	$200,993

(1)
Messrs. Bryant, Cornell, DePinto, and Gangwal elected to receive a percentage of their cash fees in the form of restricted stock units ("RSUs") pursuant to the OfficeMax Incentive and Performance Plan ("OMIPP"). For each director, the number of RSUs issued in lieu of fees was determined by dividing the amount of cash fees foregone by $7.64, the closing price of our common stock as reported on the consolidated tape of the NYSE on the last trading day of the calendar year. On December 31, 2008, Mr. Bryant was issued 3,664 RSUs in lieu of $28,000 in fees; Mr. DePinto was issued 6,479 RSUs in lieu of $49,500 in fees; and Mr. Gangwal was issued 15,706 RSUs in lieu of $120,000 in fees. The difference between the fees foregone and the value of the RSUs issued was paid in cash in lieu of issuing fractional RSUs. Mr. Cornell resigned from the board prior to the first fee payment date in 2008. As a result, he was ineligible to receive RSUs in lieu of fees pursuant to OMIPP and his fees were paid in cash.

(2)
The figures in this column represent the aggregate dollar amount of compensation cost recognized with respect to share based payments. Each non-employee director was granted 5,112 RSUs under the OMIPP on July 23, 2008. These RSUs vested on January 23, 2009. The RSUs are payable in common stock six months following a director's date of termination of board service for any reason. The grant date fair value of each award was $74,993. See Note 14 "Shareholders' Equity" to Notes to Consolidated Financial Statements in the

  company's Annual Report on Form 10-K for the year ended December 27, 2008 for a discussion of the assumptions used by the company to calculate share based compensation expense in accordance with the provisions of SFAS No. 123R, "Share Based Payment" ("SFAS No. 123R"). As of December 27, 2008, the directors had the following outstanding option and stock awards. As of January 23, 2009, all vesting requirements have been met with respect to these outstanding securities:

Name	Outstanding Option Awards (a)	Outstanding Stock Awards (b)
Dorrit J. Bern	—	8,692
Warren F. Bryant	—	11,293
Brian C. Cornell	—	—
Joseph M. DePinto	—	8,692
Rakesh Gangwal	11,000	11,293
Gary G. Michael	—	—
William J. Montgoris	—	7,341
Francesca Ruiz de Luzuriaga	11,000	11,293
David M. Szymanski	—	11,623
  (a)
  This column does not include options elected to be received by a director in lieu of cash fees.

  (b)
  This column does not include RSUs elected to be received by a director in lieu of cash fees.
(3)
The figures in this column represent above market interest earned by directors who had balances in the Director Deferred Compensation Plan.

Description of Director Compensation

        Our current board members, except Mr. Duncan, receive compensation for board service. In 2008, that compensation included:

Annual Retainer:	$51,000
Attendance Fees:	$2,000 for each board meeting $1,000 for each committee meeting Expenses related to attendance
Equity Based Compensation Award:	$75,000 annually

        Directors who serve on the board for a portion of a year receive a prorated portion of the annual retainer, attendance fees for the meetings they attend and an equity based compensation award as described below under "OfficeMax Incentive and Performance Plan."

        In addition to the compensation described above, the chair of each committee of the board receives an additional retainer as compensation for his or her role as chair. In 2008, retainers for service as committee chairs were paid as follows:

Committee	Committee Chair Retainer	Chairman

Audit	$30,000	Ms. Ruiz de Luzuriaga
Executive Compensation	$20,000	Dr. Szymanski
Governance and Nominating	$10,000	Mr. Bryant
Outside Directors	$20,000	Messrs. Gangwal and Michael (1)

(1)
Mr. Gangwal was appointed chairman of the Committee of Outside Directors (and Lead Director) beginning in April 2008. Prior to that, Mr. Michael was the chairman. Each of Mr. Gangwal and Mr. Michael received a pro rated portion of the retainer in the amount of $15,000 and $5,000, respectively.

        For 2009, the Governance and Nominating Committee of the board reviewed the compensation received by our directors against the compensation received by directors of the same peer group companies listed herein under "Compensation Discussion and Analysis—Peer Group" on page 24 and determined that no change in the compensation of board members should be recommended for board approval for 2009.

OfficeMax Incentive and Performance Plan

        Through our stockholder-approved OfficeMax Incentive and Performance Plan ("OMIPP"), each non-employee director annually receives a form of long-term equity compensation approved by our Governance and Nominating Committee. Individuals who are non-employee directors at the time of the board meeting held in July receive the award on the regular grant date. Non-employee directors appointed between the July board meeting and December 31 receive the full grant on the first business day after joining our board. In 2008, each non-employee director was to receive a grant of RSUs with a target fair market value of $75,000. On July 23, 2008, the grant date, the company's closing stock price was $14.67, which resulted in an actual grant of RSUs with a fair market value of $74,993 because fractional shares of stock are not issued. The RSUs vested six months after the date of grant and are payable six months following the date of termination of board service for any reason (or immediately upon death or disability). RSUs are paid in shares of our common stock. Directors holding RSUs are not entitled to any voting rights with respect to the RSUs, but are entitled to receive notional dividends on the RSUs. These notional dividends are accumulated and paid in cash at the time the RSUs are paid.

Additional Director Compensation Plans

        Our non-employee directors may choose to receive their cash compensation (meeting and retainer fees) in one of the following three ways:

  •
  in cash;

  •
  in cash deposited in the Director Deferred Compensation Plan; or

  •
  in RSUs (awarded through the OMIPP).

        Non-employee directors must specify by December 31 of each year how much of their cash compensation for the following year they wish to receive in each available payment form.

  Director Deferred Compensation Plan

        Our Director Deferred Compensation Plan allows each non-employee director to defer all or a portion of the cash compensation he or she receives for services as a director. Non-employee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Amounts deferred under this plan are credited with interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances under this plan at the time the decision to defer compensation under the plan is made. Participants will receive payment in cash, in a lump sum or in annual installments, following the termination of their service on the board. In the event of a change in control of the company, as defined in the plan, a trust may pay our obligations under the Director Deferred Compensation Plan. For more information on this trust, see "Other Compensation and Benefit Plans—Deferred Compensation—Deferred Compensation and Benefits Trust" beginning on page 52. One of the nine eligible non-employee directors, Mr. Bryant, participated in the plan in 2008 and none of the eligible non-employee directors have elected to participate in the plan in 2009.

        Restricted Stock Units in lieu of cash compensation (awarded through the OfficeMax Incentive and Performance Plan)

        Through our stockholder approved OMIPP, non-employee directors can elect to receive part or all of their cash compensation in RSUs. Under this plan, RSUs are granted to participating directors on the last trading day of each calendar year. The number of RSUs granted to a participating director is determined by dividing the amount of cash compensation he or she elected to receive in RSUs by the closing price of our common stock as reported on the consolidated tape of the NYSE on the last trading day of the calendar year. The RSUs are payable immediately after termination of a participating director's service on the board. RSUs are paid in shares of our common stock. Directors holding RSUs are not entitled to any voting rights with respect to the RSUs, but are entitled to receive notional dividends on the RSUs, which notional dividends are accumulated and paid in cash when the RSUs are paid. Four of the nine eligible directors, Messrs. Bryant, Cornell, DePinto and Gangwal, elected to receive all or a portion of their cash compensation in RSUs in 2008 and two of the seven eligible directors, Messrs. DePinto and Gangwal, have elected to receive a portion of their cash compensation in RSUs in 2009. Mr. Cornell resigned from the board prior to the first fee payment date in 2008. As a result, he was ineligible to receive RSUs in lieu of fees pursuant to OMIPP and his fees were paid in cash.

Director Stock Ownership Guidelines

        In 2005, the Governance and Nominating Committee established stock ownership guidelines for directors. These guidelines are intended to increase the directors' stake in the company and more closely align their interests with those of the OfficeMax stockholders. These guidelines provide that over a four-year period directors should acquire and maintain stock ownership equal to three times the annual retainer amount. The amount of stock required to be held will adjust whenever the retainer for directors is adjusted. All shares of stock owned outright by a director, unvested restricted stock, and stock options with an exercise price of $2.50 per share issued under former director stock plans are taken into consideration in determining whether a director has met these guidelines. In April each year, the Governance and Nominating Committee of the board of directors will review the progress of each director towards achievement of the guidelines. The committee will apply OfficeMax's stock price on March 31st to each director's securities on that date to determine each director's level of compliance with the guidelines. Stock options will be valued at the excess of the market price of the underlying stock over the exercise price. Once a director has met these guidelines, he or she shall be deemed to continue to meet the guidelines and shall be exempt from review in future periods until such director reduces the number of securities he or she holds. Once a director reduces his or her holdings, such director will be subject to review each successive April for compliance with the guidelines.

 Meetings of the Board

        During 2008, our board of directors met 19 times. In addition to meetings of the full board, directors also attended meetings of board committees. Overall, our directors had an attendance rate of 94%. All of the directors attended at least 80% of the meetings of the board and the committees on which they served.

        While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting. Seven of our eight directors attended our 2008 annual meeting of stockholders.

        The standing committees of the board of directors, with the membership indicated, are set forth in the table below. Mr. Duncan, as the only director who is not independent, does not serve on any committee of the board other than the executive committee.

The Board of Directors and Committee Membership

Director	Committee of Outside Directors	Executive Compensation Committee	Audit Committee	Governance and Nominating Committee
Dorrit J. Bern *	X	X	X
Warren F. Bryant *	X		X	X(C)
Joseph M. DePinto *	X	X	X
Rakesh Gangwal *	X(C)	X		X
William J. Montgoris *	X	X	X
Francesca Ruiz de Luzuriaga *	X		X(C)	X
David M. Szymanski *	X	X(C)		X
2008 Meetings	2	10	10	5

(*)
Independent director within the definition used by the NYSE.

(C)
Committee Chair. Mr. Gangwal was appointed chairman of the Committee of Outside Directors beginning in April 2008. Prior to that, Mr. Gary Michael was the chairman.

 Committee of Outside Directors

        The Committee of Outside Directors is comprised solely of our independent directors and meets outside the presence of Mr. Duncan (our only management director). The Committee of Outside Directors reviews and evaluates our chief executive officer's performance against his goals and strategies. The Committee of Outside Directors meets at least twice each year on a formal basis. The Committee of Outside Directors also meets on an ad hoc basis in conjunction with regularly scheduled board meetings.

        The chair of our Committee of Outside Directors acts as the lead independent director for our board. Our lead independent director is responsible for:

  •
  convening and presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

  •
  coordinating the activities of our independent directors;

  •
  facilitating communications between the chairman of the board and chief executive officer and other board members;

  •
  reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;

  •
  consulting with the chairman of the board to assure that appropriate topics are being discussed with sufficient time allocated for each; and

  •
  reviewing the results of the chief executive officer's performance evaluation with the chief executive officer and with the chair of the Executive Compensation Committee.

        When performing these duties, our lead independent director consults with the chairs of our other board committees, as needed, to avoid any dilution of their authority or responsibility.

        You may contact our independent directors in the manner set forth under "Governance and Nominating Committee—Communications with Directors" on page 18.

 Executive Committee

        In accordance with our Bylaws, the Executive Committee has and may exercise all powers the board may legally delegate. The committee is convened when circumstances do not allow the time, or when it is otherwise not practicable, for the entire board to meet. The committee consists of the chairman of the board and the chairs of the Audit Committee, Executive Compensation Committee, Governance and Nominating Committee, and the Committee of Outside Directors. In 2008, the Executive Committee met once.

 Governance and Nominating Committee

        The Governance and Nominating Committee, comprised entirely of directors meeting the independence requirements of the NYSE, is responsible for:

  •
  assisting the board in identifying and recommending qualified individuals for board membership;

  •
  recommending nominees for election at the annual meeting of stockholders;

  •
  reviewing the continued appropriateness of a director's board membership upon a change in the circumstances of a director;

  •
  reviewing the structure of each board committee and recommending the composition of each committee;

  •
  developing our corporate governance guidelines;

  •
  reviewing director compensation and benefits;

  •
  recommending responses to stockholder proposals;

  •
  overseeing the evaluation of our senior management, except our chief executive officer;

  •
  reviewing related person transactions; and

  •
  developing and recommending to the board an annual self-evaluation process of the board and its committees.

Qualifications for Directors

        The Governance and Nominating Committee and the board have established qualifications for directors, including the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all our stockholders and constituencies. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to our stockholders and us. In evaluating board candidates, the Governance and Nominating Committee considers these qualifications as well as several other factors, including but not limited to:

  •
  demonstrated maturity and experience;

  •
  geographic balance;

  •
  expertise in business areas relevant to OfficeMax;

  •
  background as an educator in business, economics, or the sciences; and

  •
  diversity.

        The Governance and Nominating Committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the Governance and Nominating Committee decides not to nominate a member for reelection, the committee will review the desired skills and experience of a new nominee in light of the criteria set forth above or may choose to recommend reduction in the number of board members.

        The Governance and Nominating Committee relies on management and director recommendations and the use of independent search firms when identifying potential board candidates. We also consider director candidates recommended by our stockholders.

        The Governance and Nominating Committee does not have a written policy regarding stockholder nominations for directors. In accordance with our Bylaws, however, the committee will consider stockholder nominations for directors (see "Other Information—Stockholder Nominations for Directors" beginning on page 65). OfficeMax has not received any stockholder nominations or recommendations for director in connection with our 2009 annual meeting.

Governance Guidelines and Committee Charters

        We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. That information includes our Corporate Governance Guidelines, Code of Ethics, and charters for our Audit, Executive Compensation, and Governance and Nominating Committees, as well as our Committee of Outside Directors. The corporate governance page can be found at www.officemax.com by clicking on "About Us," then "Investors," and then "Corporate Governance." You also may obtain copies of these policies and codes by contacting our Investor Relations Department, 263 Shuman Boulevard, Naperville, Illinois 60563, or by calling 630/864-6800.

        Our policies and practices reflect corporate governance initiatives that comply with the NYSE listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act, including:

  •
  our board of directors adopted clear corporate governance policies, including standards for determining director independence;

  •
  with the exception of Mr. Duncan, our chairman of the board and chief executive officer, OfficeMax's board has determined that all of our directors meet the independence requirements of the NYSE;

  •
  all members of our Audit, Executive Compensation, and Governance and Nominating Committees are independent;

  •
  our board committee charters clearly establish their respective roles and responsibilities;

  •
  our non-management directors meet at least twice a year without management present, under the direction of our lead independent director;

  •
  we have a Code of Ethics that applies to all OfficeMax directors, officers, employees, and associates and to any company that we own or manage;

  •
  our internal audit function maintains critical oversight over the key areas of our business, financial processes, and controls, and reports regularly to the Audit Committee;

  •
  we have a toll-free reporting service available that permits employees to report violations of our Code of Ethics or other issues of significant concern on a confidential basis; and

  •
  callers on our toll-free reporting service may request that an issue be reported to the Audit Committee.

Communications with Directors

        Stockholders and other interested parties may send correspondence to our board of directors or to any individual director through the following address: OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville, Illinois 60563. You also may correspond with our directors by email at boardofdirectors@officemax.com. We will forward all communications to the person(s) to whom they are addressed. All correspondence will also be referred to our lead director. While we do not screen these communications, copies also will be forwarded to our general counsel and our corporate secretary. You can direct concerns about accounting controls or auditing matters to the chair of the Audit Committee at the same address. We also have a tipline staffed by a live operator from an independent third party company 24 hours a day, seven days a week. Calls are free and confidential and may be made anonymously. You may request that your concern or issue be forwarded to the Audit Committee. The tipline number is 1-800-241-5689.

 Audit Committee Report

        The Audit Committee of the board of directors oversees our accounting and financial reporting processes, audits of OfficeMax's financial statements, the system of internal controls established by management related to accounting, financial reporting, disclosure, and ethics and the integrity of OfficeMax's financial statements. The Audit Committee also assists the board in the oversight of OfficeMax's compliance with legal and regulatory requirements; the evaluation of the independence, performance, and qualifications of the independent public accounting firm; and the performance of OfficeMax's internal audit function. It is comprised entirely of independent directors as required by the NYSE listing standards and by its own written charter. All of the Audit Committee members are "financially literate," and Ms. Ruiz de Luzuriaga, the committee chair, and Mr. Montgoris are "audit committee financial experts" as defined by the SEC. See "Board of Directors" for a description of the experience of each Audit Committee member.

        The Audit Committee, formed in 1969, has had a charter since 1973. The Audit Committee periodically reviews and updates that charter based on changes in its responsibilities and changes in SEC regulations or NYSE listing standards.

Audit Committee Responsibilities

        The Audit Committee's responsibilities include:

  •
  discussing with management and the independent registered public accounting firm OfficeMax's annual audited financial statements and unaudited quarterly financial statements, including matters required for review under applicable legal, regulatory, or NYSE requirements, and recommending to the board whether the annual audited financial statements should be included in OfficeMax's Annual Report on Form 10-K;

  •
  discussing with management and the independent registered public accounting firm, as appropriate, earnings press releases, analyst and rating agency guidance, and other financial information provided to the public;

  •
  recommending, for stockholder approval, the independent registered public accounting firm to examine OfficeMax's accounts, controls, and financial statements. The Audit Committee has the sole authority and responsibility to select, terminate, and determine the compensation of the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee and the Audit Committee is directly responsible for oversight of the work of the independent registered public accounting firm, including resolution of disagreements between company management and the independent registered public accounting firm regarding financial reporting;

  •
  discussing with management and the independent registered public accounting firm, as appropriate, any audit problems or difficulties and management's response, as well as OfficeMax's risk assessment and risk management policies, including OfficeMax's major financial risk exposure and steps taken by management to monitor and mitigate such exposure;

  •
  reviewing OfficeMax's financial reporting and accounting standards and principles, significant changes in those standards or principles or in their application, and the key accounting decisions affecting OfficeMax's financial statements, including alternatives to, and the rationale for, the decisions made;

  •
  reviewing and approving OfficeMax's internal corporate audit staff functions, including (i) purpose, authority, and organizational reporting lines and (ii) annual audit plan, budget, and staffing;

  •
  reviewing, with the chief financial officer, the controller, the director of internal corporate audit functions, or such other persons as the Audit Committee deems appropriate, OfficeMax's internal system of audit, financial, and disclosure controls and the results of internal audits;

  •
  obtaining and reviewing at least annually a written report from the independent registered public accounting firm delineating: the accounting firm's internal quality control procedures; and any material issues raised within the preceding five years by the accounting firm's internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Audit Committee also reviews steps taken by the accounting firm to address any findings in any of the foregoing reviews;

  •
  assessing the external auditor's independence and the absence of conflicts of interest, by reviewing at least annually all relationships between the independent registered public accounting firm and OfficeMax;

  •
  preparing and publishing an annual committee report in OfficeMax's proxy statement;

  •
  setting policies for hiring employees or former employees of OfficeMax's independent registered public accounting firm;

  •
  reviewing and investigating matters pertaining to the integrity of management, including conflicts of interest or adherence to codes of ethics as required in OfficeMax's policies. In connection with these reviews, the Audit Committee will meet, as deemed appropriate, with the general counsel and other OfficeMax officers and employees; and

  •
  establishing procedures concerning the submission, receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or audit matters.

Audit, Audit-Related, and Other Nonaudit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of KPMG LLP. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by KPMG LLP.

        Prior to engagement of KPMG LLP for the next year's audit, management or KPMG LLP will submit to the Audit Committee for approval a list of services and related fees expected to be rendered during that year within each of four categories of services.

1.
Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only KPMG LLP can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related services are for assurance and related services that are traditionally performed by KPMG LLP, including employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.
Tax services include all services performed by KPMG LLP's tax personnel except those services specifically related to the audit of the financial statements, including tax analysis, assisting with the coordination of tax-related activities, supporting other tax-related regulatory requirements, and tax compliance and reporting.

4.
All Other services are those services not captured in the audit, audit-related or tax categories. OfficeMax generally does not request such services from KPMG LLP.

        Prior to engagement, the Audit Committee considers whether proposed services would impair KPMG LLP's independence before approving any services within each category. The fees are budgeted and the Audit Committee requires KPMG LLP and management to report actual fees versus the budget periodically throughout the year by category of service.

        During the year, circumstances may arise when it becomes necessary to engage KPMG LLP for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging KPMG LLP. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its chair the authority to amend or modify the list of approved permissible audit and nonaudit services and fees. For informational purposes only, the chair reports any action taken pursuant to this authority at the next Audit Committee meeting. The Audit Committee believes this approach results in an effective procedure to pre-approve services to be performed by KPMG LLP.

        OfficeMax did not use KPMG LLP for any of the following nonaudit services in 2008:

  •
  bookkeeping or other services related to our accounting records or financial statements;

  •
  financial information systems design and implementation;

  •
  appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  •
  actuarial services;

  •
  internal audit outsourcing services;

  •
  management functions or human resources;

  •
  broker or dealer, investment adviser, or investment banking services; or

  •
  legal services and expert services unrelated to the audit.

        Based on its review, the Audit Committee believes that KPMG LLP's provision of nonaudit services is compatible with maintaining its independence.

Financial Statement Recommendation

        The Audit Committee is responsible for recommending to the board that OfficeMax's audited financial statements be included in its Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2008, including discussing with KPMG LLP the:

  •
  conduct of the audit, including information regarding the scope and results of the audit, as required by the Statement on Auditing Standards No. 61, Communication with Audit Committees;

  •
  auditors' independence, including receipt of a letter from KPMG LLP regarding its independence, as required under the applicable requirements of the Public Company Accounting Oversight Board; and

  •
  audit of management's assessment of the effectiveness of internal control over financial reporting and KPMG LLP's own audit of the effectiveness of internal controls over financial reporting.

        As the final step in this procedure, the Audit Committee reviewed and discussed with KPMG LLP and management OfficeMax's audited consolidated balance sheet at December 27, 2008, and its audited consolidated statements of income (loss), cash flows, and shareholders' equity for the year ended December 27, 2008.

        Based on the discussions with OfficeMax's management regarding the audited financial statements and with KPMG LLP regarding its audit and independence, the Audit Committee recommended to the board that these financial statements be included in OfficeMax's 2008 Form 10-K.

Audit Committee of the Board of Directors

  Francesca Ruiz de Luzuriaga, Chair
  Dorrit J. Bern
  Warren F. Bryant
  Joseph M. DePinto
  William J. Montgoris

 Executive Compensation Committee Interlocks and Insider Participation

        Ms. Bern and Messrs. Szymanski, DePinto, Gangwal, and Montgoris served on our Executive Compensation Committee during the last completed fiscal year. None of the members of our Executive Compensation Committee is now or was previously an officer or employee of the company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our Executive Compensation Committee.

 Executive Compensation Committee Report

        The Executive Compensation Committee of the board of directors (throughout this section, the "committee") operates under a written charter and is comprised entirely of directors meeting the independence requirements of the NYSE. The members of the committee are appointed by the board on the recommendation of the Governance and Nominating Committee and may be removed by the board in its discretion.

        The board established the committee to discharge the board's responsibilities relating to compensation of the company's chief executive officer and each of the company's other executive officers. The committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the chief executive officer and other executive officers.

Committee Authority and Responsibilities

  •
  The committee annually reviews and approves corporate goals and objectives relevant to chief executive officer compensation. Together with the board's Committee of Outside Directors, the committee annually evaluates the CEO's performance in light of those goals and objectives and determines and approves the CEO's overall compensation levels based on this evaluation.

  •
  The committee annually reviews and approves the annual base salaries and annual incentive opportunities of the company's elected officers.

  •
  Periodically and when appropriate, the committee reviews and approves the following as they affect the CEO and the company's elected officers:

  •
  All other incentive awards and opportunities including both cash-based and equity-based awards and opportunities;

  •
  Any employment agreements and severance arrangements;

  •
  Any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and

  •
  Any special or supplemental compensation and benefits.

  •
  The committee receives periodic reports on the company's compensation programs as they affect all employees.

  •
  The committee is responsible for producing a committee report for inclusion in the company's proxy statement.

  •
  The committee reviews and discusses the Compensation Discussion and Analysis section of the proxy with management. Based on this review and discussion, the committee determines whether to recommend to the board that the section be included in the company's annual report or proxy statement.

  •
  The committee periodically reviews executive succession plans for management.

Committee Procedure

  •
  The committee reviews and reassesses its Charter annually and recommends any proposed changes to the board.

  •
  The committee has at least three regularly scheduled meetings annually but will meet as often as necessary to carry out its responsibilities. The meetings may be called by the committee chair, the chairman of the board, or the CEO.

  •
  The committee keeps minutes and reports its activities to the board.

  •
  The committee annually reviews its own performance.

  •
  The committee has the sole authority to retain and terminate any compensation consultant to be used to assist it in the evaluation of CEO or elected officer compensation and has sole authority to approve the consultants' fees and the other terms and conditions of the consultants' retention. The committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors as it deems appropriate.

  •
  The committee may form and delegate authority to subcommittees.

        The Executive Compensation Committee has reviewed and discussed the information appearing below under the heading "Compensation Discussion and Analysis", beginning on page 23, with management and, based on that review and discussion, has recommended to the board of directors that the "Compensation Discussion and Analysis" section be included in this proxy statement.

Executive Compensation Committee of the Board of Directors

  David M. Szymanski, Chair
  Dorrit J. Bern
  Joseph M. DePinto
  Rakesh Gangwal
  William J. Montgoris

 Compensation Discussion and Analysis

Overview

        The Executive Compensation Committee (referred to as the committee in the remainder of this section) and management base their executive compensation policies and decisions with respect to our named executive officers on achievement of the following objectives:

  •
  align compensation with our performance on both a short-term and long-term basis;

  •
  attract, motivate, reward, and retain management talent critical to achieving our business goals; and

  •
  encourage ownership of our common stock to create commonality of interest between executive officers and stockholders.

        In order to achieve these objectives, the committee and management have implemented a compensation program that consists of the following material components:

  •
  base salary;

  •
  annual performance-based incentive compensation;

  •
  long-term incentive compensation that is primarily performance-based; and

  •
  limited other compensation and benefit plans, as well as certain perquisites.

        In designing compensation programs, management and the committee place a heavy emphasis on performance, and consequently a substantial portion of each executive officer's total annual compensation is "at-risk" and tied to our annual and long-term financial performance, as well as to the enhancement of stockholder value.

        We describe each of these components in more detail below, including their relationship to the objectives outlined above.

Independent Consultant to the Executive Compensation Committee

        The committee has the authority under its charter to directly retain compensation consultants to assist the committee. In accordance with this authority, the committee engages Frederic W. Cook & Co. (referred to in the rest of this section as Cook) as its independent outside compensation consultant to advise it on matters related to chief executive officer and other executive compensation. The committee has the sole authority to retain and terminate Cook. Cook only interacts with management with the express permission of the committee. In its capacity as advisor to the committee, Cook is available to meet with the committee and management when requested and regularly attends the committee meetings. Representatives of Cook attended seven committee meetings in 2008. The services provided to the committee by Cook include, but are not limited to: reviewing proposals prepared by management; advising on the design of incentive plans, including the structure of the plans, the selection of performance metrics and the setting of performance goals; advising on the design of indirect elements of the total compensation program, such as change in control severance benefits, stock ownership policy and perquisites; assisting the committee in making changes to Mr. Duncan's compensation and in determining his annual payout, if any, under the annual incentive plan as well as his annual long-term incentive award; providing periodic updates on emerging trends and best practices with regard to compensation design and policy; assisting with preparation of the annual proxy statement and other matters related to disclosure of executive compensation; reviewing an annual competitive analysis, if one is prepared for the company, of compensation rates for the company's executive officers; conducting an annual competitive analysis of aggregate equity compensation expense for the company as a whole; and recommending an annual equity compensation budget based on both stock usage and economic cost.

Management Consultant

        The executive vice president and senior vice president of human resources engage consultants as needed in order to provide executive compensation recommendations, market data and calculations. To provide a market-based foundation for executive compensation decisions, management engaged a consultant in 2008 to conduct a survey of compensation paid by a peer group of companies (referred to in the rest of this section as the compensation survey). The compensation survey provided information on base salaries, short-term incentives, annual targeted total cash compensation, long-term incentives, and annual targeted total direct compensation paid by the peer group. This information was used by management to benchmark the compensation recommendations that management provided to the committee. Cook reviewed management's recommendations and provided feedback to the committee on those recommendations. In 2008, the compensation survey was produced by the Hay Group (referred to in the rest of this section as Hay). In 2009, management decided to forgo a full compensation survey to reduce expense, because no base salary increases or changes in annual short-term incentive targets were recommended for elected officers and because short-term affordability was expected to impact compensation decisions in 2009 more than peer comparability. Instead, for 2009, management obtained general advice from Hay regarding long-term incentives established by companies given current macroeconomic conditions.

Peer Group

        The peer group is reviewed and approved annually by the committee. Management, together with Hay, initially proposes a peer group of companies drawn from Hay's Retail Industry Total Remuneration Survey. The peer group is finalized after discussions with the committee chair and the committee. The committee also consults with Cook on the composition of the peer group.

        The peer group includes competitors, leading retailers, and business to business distributors that have submitted their compensation data to the consultant producing the compensation survey. Because consultant databases are limited in the number of same-sized companies participating in their surveys, companies that are smaller or larger than us are included in the peer group so that a reasonable number of companies is available for statistical analysis. The compensation data is then adjusted for company size to control for compensation differences that would arise from company size differences alone. The committee has approved the criteria set forth below to use in evaluating the companies to include in the peer group:

  •
  peer competes with OfficeMax for business;

  •
  peer has a similar business model to OfficeMax;

  •
  peer competes with OfficeMax for talent;

  •
  peer recruits talent from OfficeMax;

  •
  peer sets compensation trends in OfficeMax's hiring market; and

  •
  peer has similar revenues to OfficeMax.

        The 2008 peer group included the following 26 companies:

Ace Hardware Corporation	Kohl's Corporation
Advance Auto Parts, Inc.	Limited Brands, Inc.
Auto Zone, Inc.	Linens'n Things, Inc.
Big Lots, Inc.	Meijer, Inc.
Blockbuster Inc.	Office Depot, Inc.
The Bon-Ton Stores, Inc.	Payless ShoeSource
Borders Group Inc.	PetSmart, Inc.
Crate & Barrel	RadioShack Corporation
Dollar General Corporation	ShopKo Stores, Inc.
Dollar Tree Stores Inc.	Staples, Inc.
Family Dollar Stores, Inc.	TJX Companies, Inc.
FedEx Kinko's Office and Print Center	Williams-Sonoma, Inc.
Gap Inc.	Winn-Dixie Stores, Inc.

        The committee approved the following peer group for 2009 (although the decision was subsequently made not to use peer data in 2009 compensation decisions):

Ace Hardware Corporation	Gap Inc.
Advance Auto Parts, Inc.	Kohl's Corporation
AutoZone, Inc.	Limited Brands, Inc.
Blockbuster Inc.	Meijer, Inc.
The Bon-Ton Stores, Inc.	Office Depot, Inc.
Collective Brands (Payless ShoeSource)	PetSmart, Inc.
Crate & Barrel	RadioShack Corporation
Dollar General Corporation	Shopko Stores, Inc.
Dollar Tree Stores Inc.	Staples, Inc.
Family Dollar Stores, Inc.	TJX Companies, Inc.
FedEx Kinko's Office and Print Center	Williams Sonoma

        The 2009 peer group includes four fewer companies (Big Lots, Inc., Borders Group Inc., Linens'n Things, and Winn-Dixie Stores, Inc. did not participate in Hay's Retail Industry Total Remuneration Survey or are no longer in business).

Base Salary

  Overview

        The committee and management believe that competitive base salaries are necessary to attract and retain management talent critical to achieving our business goals. The committee and management annually review the salary range and salary grades for all elected officer positions, referring to the compensation survey (in years in which one is completed) to provide insight into appropriate levels. Cook reviews this analysis on behalf of the committee and provides independent data as requested by the committee. The target salary for officers in a salary grade is the midpoint of the range. The midpoint represents the approximate median salary for equivalent positions at the peer group companies after adjusting for differences in job content, including company size, business complexity and responsibilities of the roles compared to similar jobs in the market. The committee and management also make comparisons to similar OfficeMax positions in circumstances where the executive position does not exist in the peer group or when no data is gathered on the peer group. The midpoint, or median, is targeted because it enables the company to attract high quality talent without creating an above-market fixed cost structure, which would occur under an above-median strategy, or encouraging management to assume an inordinate amount of risk in its strategic business plan, which could occur if salaries were insufficiently low to enable a comparable standard of living relative to that offered by our competitors.

  Process

        Annually, the executive vice president and senior vice president of human resources recommend a salary for each elected officer (except for the chief executive officer). With respect to elected officers reporting directly to the chief executive officer, the compensation survey information (in years in which one is completed) and recommended salaries are presented to the chief executive officer. With respect to elected officers not reporting directly to the chief executive officer the process is the same, except the supervising elected officer reviews and provides input to the executive vice president of human resources prior to the presentation of the recommended salaries to the chief executive officer. After reviewing this information, the chief executive officer may make modifications based on his own assessment of individual performance and then makes salary recommendations to the committee. Cook is present at the committee meeting to provide input on the recommendations. The committee approves the base salary for each of the named executive officers and all other elected officers. In establishing base salaries, the committee may consider some or all of the following: compensation survey data, the executive's length of employment, individual performance and experience, expertise, skill, leadership qualities, level of responsibility, placement within company succession planning, overall value to the company and considerations of fairness and comparability within the company. The committee also reviews and may adjust salaries at the time of promotions or other significant increases in executive responsibilities based on the considerations described above.

        Mr. Duncan's target base salary is established in the same way as it is for other elected officers, except that no recommendation is made by management with respect to his compensation. In addition, annually, Mr. Duncan provides the committee and the Committee of Outside Directors with his goals and priorities or strategies for the upcoming fiscal year. The Committee of Outside Directors provides Mr. Duncan with a performance review each year, which includes consideration of the financial performance of the company for the year as well as Mr. Duncan's performance. The committee joins the Committee of Outside Directors when it conducts this review so that it can take the results into consideration when it sets Mr. Duncan's compensation for the year.

  NEO Salaries

        The base salaries for all named executive officers other than the chief executive officer were established following the procedures described above and are set forth in the "Summary Compensation Table" on page 42.

        In February 2008, following a discussion of Mr. Duncan's then current salary, as well as the other items of compensation that have been granted to Mr. Duncan, the committee approved an increase in Mr. Duncan's salary to $1,030,000, effective March 30, 2008, in recognition of his accomplishments in continuing to drive the company's turnaround plan. The base salary approved was lower than the midpoint of the applicable salary range and below the compensation survey median for Mr. Duncan's position. Although the procedure to set Mr. Duncan's salary differs from the procedure to set the other named executive officer salaries (in that no recommendation is made to the committee by management with respect to his salary), his target salary is benchmarked in the same way as the other named executive officers, and that benchmark information is provided to the committee. In addition, Cook provided assistance to the committee in considering Mr. Duncan's salary and other compensation based on market data prepared by Hay.

        In February 2008, the committee also reviewed the 2007 performance of the following elected officers. The increased base salary of each officer in recognition of his performance and the relationship of each such salary to the midpoint of the salary range and the compensation survey median is set forth below.

Officer	2008 Salary	Relationship to Midpoint of Salary Range and 2008 Compensation Survey Median

Don Civgin	$546,000	Lower
Sam Martin	$640,000	Lower
Phillip DePaul	$327,600	Above midpoint, below survey median
Ryan Vero	$533,540	Lower

        Mr. Civgin and Mr. DePaul terminated employment with the company in August 2008 and April 2008, respectively to pursue other opportunities.

        Our chief accounting officer, Ms. O'Connor, was elected a senior vice president of the company on July 8, 2008, effective July 15, 2008, at which time her base salary was set at $300,000. The committee approved this base salary because of Ms. O'Connor's prior experience and the responsibilities she would take on as chief accounting officer. The base salary approved was above the midpoint of the applicable salary range but below the compensation survey median for Ms. O'Connor's position.

        In 2009, the committee made the decision not to provide salary increases to any of the company's executive officers as a result of the company's 2008 financial performance, current and forecasted macroeconomic conditions, and the current status of the office products industry.

Annual Incentive Compensation (Bonus)

  Overview

        The committee establishes annual incentive compensation in the form of cash bonuses in order to tie a significant portion of annual compensation to our annual financial performance. Each year the committee establishes objective performance criteria that must be met by the company in order for bonuses to be paid (establishing minimum, target and maximum payout levels for each type of performance criteria), a bonus target for each executive officer that is expressed as a percentage of salary, and other terms and conditions of awards under the bonus program. Each of these components is described below. The committee typically approves annual incentive bonus criteria in February, in order to comply with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to in the rest of this section as Section 162(m)), which requires that performance metrics be set within 90 days of the commencement of the performance period. Compliance with Section 162(m) enables the awards to qualify as "performance-based" compensation and allows the awards granted to the CEO and other named executive officers employed at the end of our fiscal year (other than our chief financial officer whose compensation is not subject to the deduction limitations of Section 162(m)) to be tax deductible by us if the compensation to any named executive officer exceeds $1 million for any fiscal year. To receive an award, participants must be employed by the company at the time of award payment, subject to certain exceptions. In addition, no award will be earned or paid if the company does not have net income for the award period or the participant is performing at an unsatisfactory performance level.

  Performance criteria that must be met before bonuses are paid

        In February 2008, the committee approved the performance criteria for the 2008 annual incentive compensation plan. The performance criteria and weighting chosen were: company EBIT dollars (50%), return on sales (30%) and same location sales growth (20%). In order to achieve a payment at target, the company had to achieve EBIT Dollars of $356 million, return on sales of 3.8% and same location sales growth of 0%. These were the same performance criteria applied in 2007, but the weightings and target amounts were changed (the criteria were weighted equally in 2007). The new weightings and amounts reflected the continuing importance of these criteria in the company's strategic plan but the increasing difficulty of attaining sales targets given macro-economic conditions. These measures and the weightings were selected by the committee to ensure an appropriate focus on growth and profitability, with EBIT Dollars weighted most heavily because it was most indicative of our success in executing our strategic plan and reinforced the objective of increasing our overall profitability. Return on sales measures the efficiency of our execution and sales growth promotes positive marketplace expansion of the business, each of which are critical to achieving sustained and profitable growth as well as the efficient use of capital. The performance criteria and the weighting of and targets for those criteria were intended to motivate and reward eligible officers to strive for continued financial improvement for the company, consistent with increasing stockholder value. In general, the committee strives to establish targets with a level of difficulty that it expects at the time the targets are set will result in a 60% likelihood of achievement of the target by the company. It is accepted that the company's actual results might vary based on a number of factors, including the impact of domestic and foreign economic conditions. Achievement of the 2008 targets was dependent on the successful completion of numerous initiatives designed to increase efficiency, reduce costs, and offset the effect of economic conditions. In 2008, no named executive officer's annual incentive required accomplishment of individual performance measures. The committee may decide whether to include special one-time or extraordinary gains or losses in the calculation of the performance criteria when determining whether the criteria have been met.

  Target bonus opportunities

        The committee establishes a target bonus for each executive officer. Target bonus amounts are specified as a percentage of the elected officer's base salary. In 2008, target bonus amounts for our named executive officers ranged from 45% to 100% of base salary, depending on position, and were payable in cash. The Executive Vice President of Human Resources and the Senior Vice President of Human Resources recommended a target bonus for each executive officer to the committee which was aligned with the median rate for equivalent positions at peer group companies shown in the compensation survey. Depending on the achievement of the objective performance criteria, an elected officer's actual payout is typically either above or below the targeted amount. The maximum potential award for any participant, including the named executive officers, was 225% of base salary. See the table "Grants of Plan-Based Awards for Fiscal Year

Ended December 27, 2008" on page 45 for the threshold, target and maximum awards for each of our named executive officers under the program. The committee also has the discretion to reduce or eliminate an award regardless of whether the performance goals applicable to the elected officer's bonus have been achieved. The committee did not exercise this discretion in 2008.

        Mr. Duncan's annual incentive compensation is determined in the same manner as all other named executive officers, except that, under his employment agreement, his annual bonus target must be at least 100% of his annual base salary in effect at the beginning of the applicable fiscal year. In 2008, Mr. Duncan's target bonus amount was 100% of base salary.

        Mr. Civgin's annual target bonus is required to equal at least 55% of his annual base salary in effect at the beginning of the applicable fiscal year pursuant to the terms of his initial offer letter and remained at that level in 2008.

        Mr. Martin's annual target bonus is required to equal at least 70% of his annual base salary in effect at the beginning of the applicable fiscal year pursuant to the terms of his initial offer letter and remained at that level in 2008.

        For 2008, Ms. O'Connor received a guaranteed bonus equal to 45% of her 2008 annualized base salary, pro-rated based on her start date, pursuant to the terms of her initial offer letter. The guaranteed minimum bonus was provided to encourage Ms. O'Connor to accept the company's offer of employment.

        The 2008 annual target bonuses for Messrs. Vero (55% of base salary) and DePaul (50% of base salary) were established based on the median short-term award granted by our peers as reflected in the compensation survey.

  Actual payments made under plan

        In 2008, we did not achieve the minimum target return on sales goal, EBIT Dollar goal or same location sales growth goal, so bonuses were not earned by the named executive officers under the annual incentive plan, with the exception of Ms. O'Connor, who received a bonus in the amount of $61,566 due to the terms of her initial offer letter, described above.

  2009

        On February 12, 2009, the committee approved the 2009 Annual Short-Term Incentive Program. The committee chose to use company 2009 pre-tax, pre-interest earnings from operations, adjusted for 2009 short-term and long-term incentive expenses ("Adjusted EBIT") as the sole performance criteria for the annual incentive plan. The level of difficulty of attaining this target is significantly higher than in previous years in order to ensure that the performance required to reach the threshold payout ensures funds are available to fund the payout. The likelihood of attaining these targets is substantially less than the 60% likelihood targeted in prior years.

        If the company's financial performance exceeds target Adjusted EBIT, the resulting payout to an officer may be larger than such officer's target percentage, up to a maximum of 2.25 times target. To receive an award, participants must be employed by the company for a minimum of 90 days in 2009, must be employed by the company at the time of award payment, subject to certain exceptions, and must not be performing at an unsatisfactory performance level. In addition, payment of the award is conditioned on the company having positive net income applicable to common shareholders. Previously approved annual incentive targets will apply in 2009 for our executive officers in the following amounts, which represent a percentage of such officer's base salary: Sam Duncan, 100%; Bruce Besanko (our newly-hired Chief Financial Officer) 55%, Sam Martin, 70%; Deborah O'Connor, 45% and Ryan Vero, 55%. The targets approved are the same as the targets approved in 2008 and were in line with and in some instances below the median rate for equivalent positions at peer group companies in the 2008 compensation survey.

        The chart below sets forth the historical achievement of the short-term incentive goals over the previous three years.

	EBIT Dollars			Return on Sales		Same Location Sales Growth
Year	Goal	Actual		Goal	Actual	Goal	Actual

2006	$185,000,000	$308,700,000	(2)	2.0%	3.4%	3.9%	1.0%
2007	$379,200,000	$344,200,000		4.0%	3.8%	4.1%	0.9%
2008	$356,000,000	$191,900,000	(1)	3.8%	2.3%	0.0%	(10.7)%

(1)
EBIT Dollars in 2008 excludes the effect of certain non-cash impairment charges, and a charge related to certain field/corporate reductions in force and certain store and site leases. Including all such charges, actual EBIT Dollars would have been approximately ($1,936,200,000)

(2)
EBIT Dollars in 2006 excludes the effect of certain charges relating to the closing of underperforming retail stores, the consolidation of our corporate headquarters and the reorganization of our contract segment.

Long-Term Incentive Compensation (Equity Awards)

  Overview

        The committee provides long-term incentives in the form of various types of equity awards, in order to serve several compensation objectives. First, the committee believes that equity awards, in tandem with our executive stock ownership guidelines described below, encourage ownership of our common stock by elected officers, which aligns the interest of those officers with our stockholders. In addition, the vesting provisions applicable to the awards help retain eligible officers and reward the achievement of long-term business objectives that benefit our stockholders. The committee believes that performance metrics applicable to long-term incentive awards are particularly critical to encourage forward planning for our success. The committee intends to continue to align the metrics for future long-term incentive compensation programs with our strategic goals as they evolve.

        These awards are issued under the OMIPP, which was approved by our stockholders. The OMIPP permits the grant of annual incentive awards, stock, restricted stock, RSUs, performance stock, performance units, stock appreciation rights (SARs), traditional stock options, and a variety of performance-based stock options which allows the committee to choose awards they believe will provide competitive long-term incentive compensation.

        Annually, the committee approves the plan design of the long-term incentive program for the upcoming year. Management discusses the initial program elements prior to presenting them to our chief executive officer for further review and recommendation to the committee for approval. This includes the type of equity award to be granted as well as the size of the award for elected officers. In determining the type and aggregate size of awards to be provided, as well as the performance metrics that may apply, the committee considers the strategic goals of the company, trends in corporate governance, accounting impact, tax-deductibility, cashflow considerations, the impact on the company's earnings per share and the number of shares of stock that would be required to be allocated for the award. Throughout the process, Cook is informed and provides ongoing feedback to the committee and management (at the committee's request).

        After consideration of the long-term incentive award data presented in the compensation survey (in years in which one is completed) or general information on long-term incentives issued by companies provided by Hay, the committee approves long-term incentive award targets for the elected officers for the upcoming fiscal year, expressed as a percentage of salary. Historically the committee has generally attempted to align the award target for each elected officer with the median rate for equivalent positions at peer group companies. The salary multiple was then applied to the elected officer's base salary to determine the size of the award. If peer data is available, the committee considers whether the awards are comparable to similar awards provided by the peer group as well as similar awards previously offered by the company, each of which are important criteria in ensuring a competitive program that supports attraction and retention objectives and also results in a reasonable and sustainable level of potential share dilution and cost. Generally, on the date on which the awards are granted, each elected officer receives that number of the securities that have been selected for issuance under the long-term incentive program equal to his or her salary multiplied by his or her award target percentage divided by the closing price of company stock on the date of grant. No action may be taken by the officer with respect to the securities underlying the award until the securities vest. The number of securities that actually vest may depend on achievement of objective performance criteria established by the committee. An elected officer's actual vested number of shares of company stock is likely to be either above or below the targeted amount if the award is performance-based.

        In general, the committee grants long-term incentive compensation awards one time per year, typically in February, in order to comply with the provisions of Section 162(m), which requires that performance metrics be set within 90 days of the commencement of the performance period. Compliance with Section 162(m) enables the awards to qualify as "performance-based" compensation and thereby allow awards granted to the CEO and other named executive officers that are subject to performance criteria to be tax deductible by us.

  Type of equity granted and performance metrics

        For 2008, management recommended and the committee approved a grant of performance-based RSUs requiring achievement of a two-year cumulative EBIT Dollar measure and Economic Value Added ("EVA")®(1) Improvement and a grant of time-based RSUs. The performance-based grant was designed to support the company's strategic plan and reward elected officers if our financial performance improved over a two-year period. In addition, the performance-based RSUs support our financial efficiency objectives as they are tax deductible under Section 162(m) and their cost is variable and only incurred to the extent operating goals are achieved. EVA® Improvement, described below, is a new performance metric for the company chosen to emphasize the company's focus on value creation for its stockholders. Because of the uncertainty inherent in new and complex performance metrics, and to increase the retention value of the award, the committee chose to structure one half of the award in RSUs that vest solely upon the elapsing of a time period.

  Performance based award

        Receipt of the RSUs under the awards is based on the company's achievement of a two-year cumulative EBIT Dollar measure for fiscal years 2008 and 2009. If the minimum EBIT Dollar measure is achieved, then the final amounts received will be adjusted as follows: one half will be adjusted based on EVA® Improvement for fiscal year 2008 and one half will be adjusted based on EVA® Improvement for fiscal year 2009. EVA® Improvement means improvement in the dollar value of the EVA® for the most recently completed fiscal year compared to the dollar value of the EVA® for the next preceding fiscal year. The company defines EVA® to mean operating profit less a charge for capital used. The committee chose targets which required an improvement in our operating results in excess of our 2007 results, and which the committee believed would increase stockholder value when met, while taking into account that further year over year incremental improvement in operating results becomes more difficult as operating results improve. Achievement of the 2008 targets was dependent on the successful completion of numerous initiatives designed

        (1)   EVA® is a registered trademark of Stern Stewart & Co.

to increase efficiency, reduce costs, and deliver a better customer experience. In 2008, no named executive officer's long-term incentive required accomplishment of individual performance measures.

        If the RSUs are earned, one half of the award will be paid in February 2010, and the remaining half of the award will be paid in February 2011. Awards are paid in shares of company common stock.

        Awards of performance-based RSUs were approved in the following amounts for the following executive officers of the company: Sam Duncan, 63,210 RSUs; Don Civgin, 13,700 RSUs; Phillip DePaul, 5,290 RSUs; Sam Martin, 19,600 RSUs; and Ryan Vero, 13,640 RSUs. The number of RSUs was determined using the method described below under "Determination of Award Size" based on the closing price of company common stock on February 20, 2008.

  Time-based award

        The time-based RSUs granted to elected officers will vest and be paid on the third anniversary of the grant date in shares of company common stock. This vesting schedule was selected to retain management talent and be consistent with reasonably competitive practice.

        Awards of time-based RSUs were approved in the following amounts for the following executive officers of the company: Sam Duncan, 63,210 RSUs; Don Civgin, 13,700 RSUs; Phillip DePaul, 5,290 RSUs; Sam Martin, 19,600 RSUs; and Ryan Vero, 13,640 RSUs. The number of RSUs was determined using the method described below under "Determination of Award Size" based on the closing price of company common stock on February 20, 2008. Upon joining the company in July 2008, Ms. O'Connor received an award of 21,310 time-based RSUs valued at 80% of her 2008 annualized base salary with the same terms as all other executive officers.

  Both types of awards

        The award agreements signed by recipients provide that participants must be employed by the company in order for the RSUs to vest (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement, in which case a pro rata amount of units will vest and be paid after financial results are determined, if applicable, on the schedule set forth in the agreement if the participant was employed with the company for a minimum of six months during fiscal years 2008 or 2009). RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights until the units vest. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the agreement. The award agreement includes a non-solicitation and non-compete clause that states that, beginning on the award date and ending one year after terminating employment with the company, the award recipient will not (i) directly employ or solicit for employment any person who is, or was within six months prior to the officer's termination date, an employee of the company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the company during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the company.

  Determination of Award Size

        The committee establishes a target long-term incentive award for each executive officer. In 2008, target long-term incentive amounts were established as a percentage of the elected officer's base salary. The Executive Vice President of Human Resources and the Senior Vice President of Human Resources recommend a target long-term incentive award for each executive officer to the committee that is aligned with the median rate for equivalent positions at peer group companies shown in the compensation survey (in years in which one is completed). In 2006 and 2007, target long-term incentive awards for our executive officers ranged from 100% to 350% of base salary. In 2008, the target value of long-term incentive awards was decreased from the prior year by an average of 22% for our named executive officers to align with the median rate for equivalent positions at peer group companies and ranged from 80% to 300%.

        The executive's actual payout can vary from the targeted amount depending on achievement of any objective performance goals applied to the awards, as well as changes in the value of the shares of stock underlying the grant that occur between the grant date and payout. The maximum potential award for any participant, including the named executive officers, was 150% of the target award.

        Mr. Duncan's long-term incentive compensation is determined in the same manner as all other named executive officers, except that under his employment agreement, we are annually required to grant a long-term incentive compensation award with a present value (as determined by the committee) approximately equal to 350% of Mr. Duncan's then-current annual base salary. In 2008, Mr. Duncan voluntarily reduced his percentage of salary for this grant to 300% from 350%, despite contractual entitlement to the larger amount, in order to receive a reduction in award commensurate with the other executive officers. The committee believes these awards appropriately emphasize the importance of long-term performance and align Mr. Duncan's interests with those of our stockholders, while taking into account the other elements of his compensation.

        In 2008, awards of RSUs were approved at the following percentage of salary for the following named executive officers of the company: Sam Duncan, 300% of salary; Don Civgin, 125% of salary; Phillip DePaul, 80% of salary; Sam Martin, 150% of salary; and Ryan Vero, 125% of salary. The target awards were based on the compensation survey data and took the company's turnaround status into consideration.

        Shortly after joining the company in July 2008, Ms. O'Connor received an award of 21,310 time-based RSUs valued at 80% of her 2008 annualized base salary with the same terms as all other executive officers.

        For each of our named executive officers, see the table "Grants of Plan-Based Awards for Fiscal Year Ended December 27, 2008" on page 45 for the threshold, target and maximum awards for the performance based RSUs.

  2006 Long-Term Incentive Plan Actual Results

        The chart below sets forth the historical achievement of the long-term incentive goals for the company's 2006 long-term incentive plan.

Goal	Target		Actual
	2006	2007	2006	2007

EBIT Dollars	$477,000,000		$652,900,000 (1)
Return on Net Assets	2.9%	2.9%	5.56%	5.75%
Return on Sales	2.25%	3.25%	3.48%	3.79%

(1)
EBIT Dollars in 2006 excludes the effect of certain charges relating to the closing of underperforming retail stores, the consolidation of our corporate headquarters and the reorganization of our contract segment.

        The 2006 and 2007 financial results of the company exceeded the long-term incentive plan targets and resulted in a payout at 150% of target.

  2007

        The performance targets for the 2007 long-term incentive plan were not met and all RSUs awarded were forfeited.

  2009

        On February 12, 2009, the committee approved the 2009 Long-Term Incentive Program. For 2009, each officer will receive an award that is comprised 40% of performance based restricted stock units ("RSUs") and 60% of nonqualified stock options. All elected officers in a certain salary grade will receive an award with an identical value. Long-term incentive awards were approved in the following aggregate values for the executive officers of the company: Sam Duncan, $1,504,000 (146% of base salary); Bruce Besanko, $764,700 (139% of base salary); Sam Martin, $460,000 (72% of base salary); Deb O'Connor, $105,000 (35% of base salary) and Ryan Vero, $321,000 (60% of base salary). The value of the long-term incentive awards is less than the awards granted in 2008 because of fluctuations in the stock price, the uncertainty of current macroeconomic conditions and because the company has a limited number of shares available for grant under the OMIPP because of the company's reduced stock price. The target value of the long-term incentive award decreased by more than 50% compared to 2008. On February 12, 2009, Mr. Duncan waived his right to receive a long-term incentive program award under his Employment Agreement dated April 14, 2005 in the amount of 350% of his base salary. Instead, Mr. Duncan agreed to receive an award in the amount of approximately 146% of his base salary in order to receive a reduction in award commensurate with the other executive officers.

  Performance-Based RSUs

        Forty percent of the long-term incentive award for each elected officer will consist of performance-based RSUs. In order for any portion of the RSUs to vest, the sum of the company's 2009 pre-tax, pre-interest earnings from operations ("EBIT") and 2010 EBIT must equal a threshold value and the company must have positive net income applicable to common shareholders in 2009 and 2010. Subject to these conditions, one half of Messrs. Duncan, Martin, Vero and Ms. O'Connor's award will vest on February 12, 2011 and one half of Mr. Besanko's award will vest on February 16, 2011. The percentage of the target award that vests will depend on the company's 2009 EBIT adjusted for short-term and long-term incentive expense for 2009. The remaining half of Messrs. Duncan, Martin, Vero and Ms. O'Connor's award will vest on February 12, 2012 and the remaining half of Mr. Besanko's award will vest on February 16, 2012. The percentage of the target award that vests will depend on the company's 2010 EBIT adjusted for short-term and long-term incentive expense for 2010. The maximum potential award for any participant, including the named executive officers, is 150% of the target award. Awards are paid in shares of company common stock.

        Awards of performance based RSUs were approved in the following amounts for the following executive officers of the company: Sam Duncan, 120,000 RSUs; Bruce Besanko, 50,000, Sam Martin, 36,700 RSUs, Deb O'Connor, 8,000 RSUs and Ryan Vero, 26,000 RSUs. The number of RSUs was determined based on the salary grade of each officer. The closing price of company common stock on February 12, 2009, the grant date for Messrs. Duncan, Martin, Vero and Ms. O'Connor's awards, was $4.80. The closing price of company common stock on February 13, 2009, the grant date for Mr. Besanko's award and the last business day prior to the effective date of his employment with the company, was $4.49.

        The form of the award agreement provides that participants must be employed by the company in order for the units to vest (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement, if the participant was employed with the company and eligible for participation in the plan for a minimum of six months during fiscal years 2009 and/or 2010, in which case a pro rata amount of units will vest and be paid at the time specified in the agreement). Units may not be sold or transferred prior to vesting. In addition, recipients of the units do not receive dividends and do not have voting rights until the units vest. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the agreement. The award agreement includes a non-solicitation and non-compete clause that states that, beginning on the award date and ending one year after terminating employment with the company, the award recipient will not (i) employ or solicit for employment any person who is, or was within six months prior to the officer's termination date, an employee of the company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the company and with responsibility over the same geographic areas over which an officer had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the company.

  Options

        Sixty percent of the long-term incentive award for elected officers will consist of an option to purchase shares of our common stock. For Messrs. Duncan, Martin, and Vero and Ms. O'Connor, the exercise price of the options will be $4.80, the closing price of our common stock on February 12, 2009. For Mr. Besanko, the exercise price of the options will be $4.49, the closing price of our common stock on February 13, 2009, the last business day prior to the effective date of his employment with the company. One third of each option will vest on each anniversary of the grant date for those officers who are employed with the company on the vest date and each option will expire in seven years.

        Awards of options were approved in the following amounts for the following executive officers of the company: Sam Duncan, option to purchase 352,900 shares; Bruce Besanko, option to purchase 200,000 shares; Sam Martin option to purchase 107,800 shares; Deb O'Connor, option to purchase 25,000 shares; and Ryan Vero, option to purchase 74,500 shares. For Messrs. Duncan, Martin, Vero and Ms. O'Connor, the number of shares underlying the option grant was determined based on the salary grade of each officer. For Mr. Besanko, the number of shares underlying the option grant was agreed at the time of his hire.

        Pursuant to the terms of the option agreements, if an officer terminates employment with the company prior to the third anniversary of the grant date, any unvested options will be forfeited and, if an officer is terminated for disciplinary reasons, as defined in our severance policy, the option, including any vested portion, will immediately be cancelled. The option, to the extent vested, must be exercised on or before the earliest of the seventh anniversary of the grant date; one year after a participant terminates employment as a result of retirement, death, or disability; and three months after termination for any other reason. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash. In the event of a change in control, as defined in the option agreement, the vesting of the options may accelerate under certain circumstances described in the agreement. The option agreement includes a non-solicitation and non-compete clause that states that, beginning on the award date and ending one year after terminating employment with the company, the award recipient will not (i) employ or solicit for employment any person who is, or was within six months prior to the officer's termination date, an employee of the company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the company and with responsibility over the same geographic areas over which an officer had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the company.

Other Compensation Arrangements

        On February 12, 2009, a one-time, discretionary cash bonus was granted to certain company associates, including Mr. Martin ($224,000), Mr. Vero ($146,723) and Ms. O'Connor ($38,434).

        On April 14, 2005, we entered into an employment agreement with Mr. Duncan, who became our chief executive officer on April 18, 2005. Mr. Duncan was subsequently appointed chairman of our board of directors on June 30, 2005. Mr. Duncan was hired at a time when the company was experiencing a number of challenges. In December 2003, Boise Cascade Corporation (the company's former name) completed its purchase of OfficeMax, Inc. Prior to December 2003, the company sold and distributed office products to businesses as one of its lines of business but had no retail presence. In November 2004, the company sold all lines of business other than its office products distribution businesses and changed its name to OfficeMax Incorporated. As a result, the company went through a major restructuring, including adding many new executives to the management team. In December 2004, the company commenced an internal investigation into claims by a vendor to its retail business that certain employees acted inappropriately in requesting promotional payments and in falsifying supporting documentation. In January 2005 the president of the company's retail business and its chief financial officer resigned. In February 2005, the company's chief executive officer resigned and the company announced a restatement arising from its internal investigation. In April 2005, as the company was finalizing its employment arrangements with Mr. Duncan, it was threatened with a proxy contest. As a result of all the challenges and uncertainty with respect to the company, it was crucial to chief executive officer recruitment efforts to be able to offer a competitive package that provided some certainty to the candidate. The committee believed that Mr. Duncan's initial overall compensation, as well as each element of his compensation, was reasonable when compared to relevant benchmark data, taking into account the circumstances of his recruitment and his relevant experience. Most of the aspects of Mr. Duncan's compensation that are different than those paid to other named executive officers stem from the initial terms of his employment agreement, which were critical to Mr. Duncan's decision to join the company. The other named executive officers do not have employment agreements. You can read more about Mr. Duncan's agreement throughout "Compensation Discussion and Analysis" beginning on page 23 and under "Estimated Termination Benefits—Mr. Duncan" beginning on page 55.

        On September 12, 2007, we entered into an offer letter with Mr. Martin effective September 17, 2007, to serve as our executive vice president and chief operating officer. You can read more about Mr. Martin's offer letter throughout "Compensation Discussion and Analysis" beginning on page 23 and under "Estimated Termination Benefits—Mr. Martin" beginning on page 58.

        On July 8, 2008, we entered into an offer letter with Ms. O'Connor effective July 15, 2008 to serve as our senior vice president, finance and chief accounting officer. You can read more about Ms. O'Connor's offer letter throughout "Compensation Discussion and Analysis" beginning on page 23 and under "Estimated Termination Benefits—Ms. O'Connor" beginning on page 59.

        In 2005, the committee awarded Mr. Duncan 50,000 RSUs and stock options to purchase 250,000 shares of our common stock. Also in 2005, the committee awarded Mr. Civgin 38,000 RSUs and stock options to purchase 50,200 shares of our common stock. In 2007, the committee awarded Mr. Martin 11,150 RSUs and stock options to purchase 35,000 shares of our common stock. Each of these awards was made pursuant to the officer's agreement or offer letter with us. These additional items of compensation were part of the packages offered to these officers before they joined the company. The terms applicable to these RSUs and stock options are discussed under "Outstanding Equity Awards" beginning on page 47.

Bruce Besanko, newly-hired Chief Financial Officer

        Bruce Besanko was elected Chief Financial Officer effective February 16, 2009. Mr. Besanko's initial base salary will be $550,000 per annum. In addition, he will receive a sign-on bonus in the amount of $150,000, 50% of which will be paid 30 days after he commences employment and 50% of which will be paid 180 days after he commences employment. Mr. Besanko will be eligible to participate in the Company's annual incentive plan on the same terms as all other plan participants. The Company has agreed that in each year in which there is an annual incentive plan, Mr. Besanko's annual target cash incentive will equal at least 55% of his annual base salary in effect at the beginning of the applicable fiscal year. Mr. Besanko will be guaranteed a 2009 annual incentive bonus, at not less than 50% of his target bonus percentage, which will be pro-rated based on his start date. Mr. Besanko will be eligible to participate in the Company's long-term incentive plan on the same terms as all other plan participants.

Other Perquisites and Benefit Programs

        We provide our elected officers with limited perquisites and other benefits. The committee believes that these programs are competitive within our industry and that the expense of these programs is offset by their attraction and retention value.

        Officers with the title of senior vice president and certain elected officers are eligible to participate in our Executive Life Insurance Program, which was adopted by the committee in February 2005. Participants receive a life insurance policy with an insurance amount equal to two times their base salary from a designated insurance carrier (or three times base salary, in the case of the chief executive officer). In 2008, the premiums due on the policies were paid by the company. On February 12, 2009, the Executive Compensation Committee voted to eliminate company payment of the premium due under these policies, except an initial premium contribution for newly-eligible participants and payment of the premium in certain instances if the cash surrender value is not sufficient to pay the premiums. Policy premiums must otherwise be paid from the cash surrender value of a participant's policy or directly by the officer. Upon termination of the participant's employment, the policy remains in force until the end of the current policy period but we will not renew the policy on the next anniversary date.

        Officers with the title of senior vice president or higher and certain elected officers participate in the Officer Annual Physical Program, which was adopted by the committee in 2005. Under the current program, we reimburse participating officers for the costs of an annual physical examination. Reimbursements are treated as taxable income to the officer but are grossed up for applicable taxes. The tax gross-up is provided to encourage the executives to use the benefit, which is supportive of the company's succession planning and management continuity objectives.

        Officers with the title of senior vice president or higher and certain elected officers were eligible in 2008 to participate in our Financial Counseling Program, which the committee adopted in 2005. Under the program, we reimbursed participating officers for investment planning, tax preparation, tax planning and compliance, and estate planning. Participants could be reimbursed up to a maximum of $5,000 each calendar year. Unused amounts up to $5,000 could be carried forward from year to year. Reimbursements were treated as taxable income to the officer and were grossed up for applicable taxes (subject to the $5,000 overall annual maximum). Officers with the title of senior vice president or higher are eligible to participate in our Financial Counseling Program. On February 12, 2009, the Executive Compensation Committee voted to eliminate this program effective immediately.

Officer Stock Ownership Guidelines

        The committee has established stock ownership guidelines for certain officers. The guidelines are intended to increase the stake these officers hold in us and to more closely align their interests with those of our stockholders. The guidelines provide that:

  •
  the chief executive officer should acquire and maintain stock ownership equal in value to five times his base salary;

  •
  each executive vice president should acquire and maintain stock ownership equal in value to three times his or her base salary;

  •
  each senior vice president should acquire and maintain stock ownership equal in value to twice his or her base salary; and

  •
  each vice president should acquire and maintain stock ownership equal in value to his or her base salary.

        In determining the appropriate stock ownership levels in 2005, the committee consulted market studies by Hewitt Associates (referred to in the rest of this section as Hewitt) and Cook detailing best practices among a peer group and general industry practices regarding stock ownership guidelines. Stock held directly, vested restricted stock, and stock units held indirectly through our Savings Plan and under our deferred compensation plan are taken into consideration when calculating whether an officer has met his or her stock ownership guidelines. Unvested RSUs and stock options are not included in determining ownership levels. Annually, management provides a report to the committee regarding the number and value of the shares of stock held by each officer subject to the guidelines. All of the officers subject to the guidelines are making progress toward satisfying the applicable guideline. Following the vesting of RSUs or the exercise of options, officers subject to the guidelines who have not met the guidelines are expected to retain at least 50% of the net value of shares of stock received (after payment of income tax withholding and, if applicable, exercise price). This policy applies to grants made in 2005 and later for named executive officers. As of December 27, 2008, Mr. Duncan held 69.8% of his salary, Mr. Martin held 3.0% of his salary, Ms. O'Connor held 0% of her salary and Mr. Vero held 68.2% of his salary.

Speculative Stock Transactions

        The company considers it inappropriate for any director, officer, or other employee to enter into speculative transactions in OfficeMax securities. Therefore, the company's insider trading policy also prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the company's securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Finally, directors, officers, and other employees may not purchase OfficeMax securities on margin, or borrow against any account in which company securities are held (except for employee loans from OfficeMax Savings Plan accounts).

Deferral Plan

        Our 2005 Deferred Compensation Plan is described beginning on page 51. The purpose of this plan is to permit participants to defer amounts that would otherwise be payable in cash and taxable on an immediate basis that are not permissible under our Qualified Savings Plan as a result of Internal Revenue Code limits. The plan thereby supports retention objectives by providing a competitive benefit that is tax-efficient to the participant. The plan also supports our succession planning strategy by enabling participants to accumulate sufficient retirement savings, thereby promoting an orderly succession of management talent.

Pension Provisions

        As described on page 52, Mr. Duncan's employment agreement provides that if he is employed by us on the fifth anniversary of his first day of employment, his supplemental pension benefit will vest. His benefit will generally equal a percentage of his average cash compensation (salary and bonus) over the five years prior to termination of employment. The percentage will be equal to two percent for every full year of employment. This special arrangement was negotiated at the time Mr. Duncan was hired, and in approving this benefit, the committee determined that this was an appropriate replacement for a similar benefit from his previous employer that Mr. Duncan forfeited when he joined us.

        For more information, see "Other Compensation and Benefit Plans—Pension Benefits" on page 52.

Change in Control Agreements

        Mr. Duncan and each of the other named executive officers are parties to change in control agreements with us, the principal terms of which are described beginning on page 52. Under the change in control agreements, the officer will receive the benefits provided under the agreement if, after a change in control (or within 12 months prior to a change in control), the officer's employment is terminated other than as a result of his or her death or disability (as defined in the agreement), by the company for cause (as defined in the agreement) or by the officer other than for good reason (as defined in the agreement).

        The committee's overall objective in implementing the change in control policy in 2005 was to encourage the company's most senior executives to review and consider possible change in control transactions in an independent and objective manner without the influence of self-interest or fear of economic loss associated with the possible loss of their positions. In support of this objective, the policy is intended to provide reasonable and competitive severance benefits to executives who lose their jobs as a result of a change in control and to avoid windfall payments associated with completing a transaction. For this reason, benefits under the policy are provided only upon the occurrence of a "double trigger" event, which is defined as completion of a change in control followed by a qualifying termination of employment. In the absence of a reasonable change in control policy, an incentive may exist for senior executives to oppose transactions that are in stockholders' best interests, and conversely, an inappropriately designed program that provides benefits without loss of employment could incent management to pursue transactions that are not necessarily in stockholders' best interests. The committee believes the amounts to be paid upon termination following a change in control are market competitive and have an aggregate potential cost that falls within reasonable competitive parameters. In reaching this conclusion, the committee drew on input received from Cook, including Cook's review of the proposed agreement and analysis of potential change in control costs for the executives covered by the agreements. Cook advised the committee that the overall cost of the program was reasonable in relation to the company's market capitalization at the time of approval and that the specific design provisions supported the objectives described above and were consistent with best practice at the time of implementation. In addition to governance and peer group trends, the committee considered the specific competitive circumstances of the company and its industry in approving these agreements. In approving these payments, the committee also reviewed data from Hewitt regarding the average characteristics of change in control agreements among Fortune 200 companies.

Severance

        The desire to provide reasonable and competitive severance benefits to executives who lose their jobs also affected the decision to include the severance provisions reflected in our executive severance policy and in Mr. Duncan's employment agreement, which is described throughout

"Compensation Discussion and Analysis" beginning on page 23. The severance arising from his agreement is described in the section entitled "Estimated Termination Benefits—Mr. Duncan" on page 55. The severance provisions in Mr. Duncan's agreement were an important factor in his recruitment to the company.

        Our executive officer severance policy applies to all elected officers (unless they have a superseding individual agreement) and provides, among other things, for payment of an amount equal to 12 months' salary if the officer's employment is terminated involuntarily without a disciplinary reason. We may also, at our discretion, continue health, vision and dental group insurance coverage at the associate rate for up to twelve months following the officer's date of termination. An officer is not eligible for benefits under the policy if the officer's employment is terminated as a result of documented unacceptable job performance where at least two corrective action notices have been issued to the officer in the twelve months preceding the termination of employment. We believe this severance policy is similar to policies of many of the other companies with which we compete for management talent, and is therefore a valuable recruiting tool that also helps us to retain management.

        We recognize that our severance provisions and change in control provisions can at times overlap. Therefore all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy.

Relationship Among the Different Components of Compensation

        In order to ensure that named executive officers are held most accountable for our performance and changes in stockholder value, management and the committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases.

        As described above, the compensation survey provides data on the annual targeted total cash compensation and the annual targeted total direct compensation paid by the companies in the compensation survey. Management and the committee generally allocate annual compensation for each executive officer among the components described above on a basis consistent with the results of the compensation survey, although the total compensation paid to an elected officer may be above or below the median based on the survey for that individual's position, based on his or her level of responsibility, performance against annual performance goals, years of experience, and considerations of fairness and comparability within the company. In 2009, when no compensation survey was completed, the committee focused less on the comparability of compensation levels and more on the overall cost of compensation in the short-term. The majority of named executive officers have aggregate targeted compensation that is below the targeted median benchmark rate for that executive's position. No named executive officer's aggregate targeted compensation exceeds the targeted median for that executive's position by more than 16%.

        The committee consults with Cook to ensure the resulting outcome supports strategic objectives related to attraction and retention of critical talent, alignment of management interests with those of stockholders, and overall affordability from cost and share dilution perspectives. In addition to the considerations described in the description of each component above, management and the committee are also guided by the compensation survey, in years in which one is completed, in deciding between the types of awards available in our annual and long-term incentive compensation programs. We believe that each component of our compensation program serves an important role, and that together these components combine to enable us to attract and retain talented management, provide management with appropriate incentives to continuously improve the company's performance, and to reward improvement when it occurs.

        We believe our base salaries are competitive and our bonus plans emphasize performance-based compensation. We provide our executives the opportunity to significantly increase their annual cash compensation through our bonus program by improving the company's performance in each of the relevant financial areas on an annual basis. We also expect that as those improvements are maintained and built upon, the company's stock price will reflect these improvements, and we therefore use equity awards to reward the long-term efforts of management. These equity awards serve the additional purpose of increasing the ownership stake of our management in the company, further aligning their interests with those of our other stockholders.

        In summary, we are confident that the total compensation components provided to each of our named executive officers are competitive with the market and are aligned with the strategic goals of the company.

Recapture Policy

        On July 26, 2007, the committee approved a policy that provides that the board shall take such action as it deems necessary against any officer with a title of executive vice president or higher whose misconduct contributes to a financial restatement. The board may (a) require reimbursement of any bonus or incentive compensation awarded to such officer after July 26, 2007, (b) cancel any stock awards granted to such officer after July 26, 2007, and/or (c) require the repayment of stock proceeds.

Tax Impact and Financial Implications

        Under Section 162(m), certain items of compensation paid to the chief executive officer and to each of the named executive officers, other than Mr. Civgin, the former Chief Financial Officer ("Covered Employees") in excess of $1,000,000 annually are not deductible for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders. The committee believes that it is in our best interest to preserve maximum tax deductibility for compensation paid to the Covered Employees under Section 162(m), although, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The compensation plans reflect the committee's intent and general practice to pay compensation that we can deduct for federal income tax purposes. Executive compensation decisions, however, are multifaceted. The committee reserves the right to pay amounts that are not tax deductible to meet the design goals of our executive compensation program. In 2008, Mr. Duncan's salary and perquisites were his only items of compensation that were not performance based. His compensation exceeded, by approximately $22,000, the $1,000,000 non-performance based compensation threshold for 2008. In order to preserve deductibility, Mr. Duncan was required to defer receipt of certain of his shares of stock that vested. See the "Stock Vested Table for Fiscal Year Ended December 27, 2008" on page 50.

        The committee also considers other financial implications when developing and implementing the company's compensation program, including tax and accounting effects, the impact on our financial statements and tax returns, cash flow impact, potential share dilution and the risk arising from fluctuations in the value of the compensation.

Recommendation

        As set forth in the "Executive Compensation Committee Report" on page 23, the committee has reviewed this Compensation Discussion and Analysis, and recommended its inclusion in this proxy statement.

 Summary Compensation Table

        The following tables present compensation information for Mr. Duncan, Mr. Civgin (our former Chief Financial Officer), Ms. O'Connor, Messrs. Martin and Vero, our three next most highly compensated executive officers serving on December 27, 2008 and Mr. DePaul, who departed from the company in April 2008.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (1) (d)	Stock Awards ($) (2) (e)	Option Awards ($) (3) (f)	Non-Equity Incentive Plan Compensation ($) (4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5) (h)	All Other Compensation ($) (6) (i)	Total ($) (j)

Sam K. Duncan
Chairman of the Board and
Chief Executive Officer	2008	$1,022,615	—	$503,514	$191,219	—	$89,770	$79,868	$1,886,986
	2007	$975,000	—	$2,871,840	$359,178	$473,000	$315,739	$114,853	$5,109,610
	2006	$887,500	—	$2,128,235	$598,235	$1,404,000	$426,817	$127,554	$5,572,341
Don Civgin
Executive Vice President,
Finance and Chief
Financial Officer	2008	$361,100	—	$(825,500)	—	—	—	$28,410	$(435,990)
	2007	$511,250	—	$978,221	$83,829	$135,278	—	—	$1,708,578
	2006	$482,500	—	$1,027,871	$165,680	$416,130	—	—	$2,092,181
Phillip P. DePaul
Senior Vice President,
Controller and Chief
Accounting Officer	2008	$87,249	—	$(184,167)	—	—	—	$20,126	$(76,793)
	2007	$310,125	—	$266,923	—	$74,143	—	$10,357	$661,548
	2006	$293,050	$239,500	$263,364	—	$234,000	—	—	$1,029,914
Sam Martin
Executive Vice President
and Chief Operating Officer	2008	$635,077	$224,000	$163,214	$137,438	—	—	$23,993	$1,183,722
	2007	$181,231	$124,000	$188,965	$46,666	—	—	$64,667	$605,529
Deborah A. O'Connor
Chief Accounting Officer	2008	$137,308	$100,000	$35,870	—	—	—	—	$273,178
Ryan T. Vero
Executive Vice President
and Chief
Merchandising Officer	2008	$529,715	$146,723	$97,037	—	—	—	$51,032	$824,509
	2007	$513,500	—	$798,741	—	$134,758	—	$90,547	$1,537,546
	2006	$497,500	$687,000	$737,368	—	$429,000	—	$80,473	$2,431,342

(1)
Includes discretionary awards paid in 2008 of $224,000 to Mr. Martin, $38,434 to Ms. O'Connor and $146,723 to Mr. Vero; guaranteed annual incentive bonuses of $61,566 and $124,000, respectively, paid to Ms. O'Connor and Mr. Martin in 2008 and 2007, respectively; and retention award payments in 2006 to Messrs. DePaul and Vero of $122,500 and $297,000, respectively, made in accordance with the OfficeMax Cash Incentive Plan. Also included are retention incentive bonus payments in 2006 to Mr. DePaul and Mr. Vero of $117,000 and $390,000, respectively, pursuant to their employment agreements which terminated on December 31, 2006.

(2)
The figures in this column represent the aggregate dollar amount of compensation cost of stock awards recognized for the defined service period. See Note 14 "Shareholders' Equity" of the Notes to Consolidated Financial Statements in the company's Annual Report on Form 10-K for the year ended December 27, 2008, for a discussion of the assumptions used by the company to calculate share based employee compensation expense in accordance with the provisions of SFAS No. 123R. In 2008, the cost recognized in 2007 for RSUs granted under the 2007 long-term incentive plan was reversed and recognized as income because the performance criteria under the 2007 long-term incentive plan were not met and no RSUs will be paid under the 2007 awards. This income is reflected in the amounts in this column. The estimate of forfeitures related to service-based vesting conditions is disregarded in these amounts, but the estimate of forfeitures related to performance-based vesting conditions is included. As a result of their termination of employment in 2008, Mr. Civgin forfeited 78,390 RSUs and Mr. DePaul forfeited 23,626 RSUs.

(3)
The figures in this column represent the aggregate dollar amount of compensation cost recognized for the defined service period for the options granted to Mr. Duncan in 2005 and Mr. Martin in 2007. See Note 14 "Shareholders' Equity" of the Notes to Consolidated Financial Statements in the company's Annual Report on Form 10-K for the year ended December 27, 2008, for a discussion of the assumptions used by the company to calculate share based employee compensation expense in accordance with the provisions of SFAS No. 123R. In addition, the estimate of forfeitures related to service-based vesting conditions is disregarded in these amounts. As a result of his termination of employment in 2008, Mr. Civgin forfeited options to purchase 16,733 shares of stock.

(4)
Annual incentive bonus payments for each of the named executive officers earned based on company performance in the fiscal year indicated. In 2008, we did not achieve the performance targets required under the annual incentive plan and no bonuses were paid. See "Compensation Discussion and Analysis—Annual Incentive Compensation (Bonus)" as discussed on page 27.

(5)
The amounts shown for Mr. Duncan represent the change in his pension value in the fiscal year indicated.

(6)
Includes the following items:

	Year	Payments Made in Accordance with Relocation Agreements (a)	Personal Use of Company Aircraft (b)	Reimbursements under Our Financial Counseling Program (c)	Policy Premiums Paid Pursuant to Our Executive Life Insurance Program (d)	Company Matching Contributions Made Under Our Qualified Savings Plan and Non-Qualified Deferred Compensation Plan (e)	Other/ Severance (f)	Total

Sam K. Duncan	2008	—	$45,840	$5,000	$18,690	$1,150	$9,188	$79,868
	2007	—	$90,920	$5,000	$17,808	$1,125	—	$114,853
	2006	$6,607	$94,920	$10,000	$16,027	—	—	$127,554
Don Civgin	2008	—	—	$4,031	$6,614	—	$17,765	$28,410
	2007	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—
Phillip DePaul	2008	—	—	—	$3,744	$2,235	$14,147	$20,126
	2007	—	—	—	$3,607	$6,750	—	$10,357
	2006	—	—	—	—	—	—	—
Sam Martin	2008	$5,801	—	$8,923	$9,269	—	—	$23,993
	2007	$64,667	—	—	—	—	—	$64,667
	2006	—	—	—	—	—	—	—
Deborah A. O'Connor	2008	—	—	—	—	—	—	—
Ryan T. Vero	2008	$24,801	—	$10,000	$5,542	$4,679	$6,010	$51,032
	2007	$83,922	—	—	$5,500	$1,125	—	$90,547
	2006	$58,850	—	$10,000	$5,697	$5,926	—	$80,473

(a)
Under relocation agreements entered into in the year in which an executive relocates (2006 for Messrs. Duncan and Vero and 2007 for Mr. Martin), payments may include a relocation allowance, the cost of transportation of household goods, and temporary living expenses. These relocation payments included payments to offset the tax costs of that portion of the payment that is not tax deductible to the executive (in 2006, $2,177 to Mr. Duncan and $349 to Mr. Vero; in 2007, $13,001 to Mr. Martin and $4,178 to Mr. Vero; and in 2008, $5,801 to Mr. Martin). In addition, in 2006, $17,184; in 2007, $35,147 and in 2008, $24,801 of Mr. Vero's relocation payment was intended to offset a portion of the mortgage interest he otherwise would have paid.

(b)
The payments shown for personal use of company aircraft are calculated based on an hourly rate of $2,400. The hourly rate represents the incremental cost to us of aircraft use calculated based on the average cost of fuel and aircraft maintenance, and trip related landing fees, hangar and parking costs, and other immaterial variable costs. Incremental cost excludes fixed costs which do not change based on usage of the plane, including pilot salaries.

(c)
Officers of the company with the title of senior vice president or higher and selected elected officers were eligible to participate in our Financial Counseling Program in 2008. Under the program, we reimbursed participating officers for investment planning, tax preparation, tax planning and compliance, and estate planning. In 2006, for each of Mr. Duncan and Mr. Vero, the $10,000 reimbursement includes a $6,100 reimbursement for financial counseling and a $3,900 payment to offset the tax costs of the reimbursement. In 2007, for Mr. Duncan, the $5,000 reimbursement includes a $3,050 reimbursement for financial counseling and a $1,950 payment to offset the tax cost of the reimbursement. In 2008, for Mr. Duncan, the $5,000 reimbursement includes a $3,050 reimbursement for financial counseling and a $1,950 payment to offset the tax cost of the reimbursement; for Mr. Civgin, the $4,031 reimbursement includes a $2,459 reimbursement for financial counseling and a $1,572 payment to offset the tax cost of the reimbursement; for Mr. Martin, the $8,923 reimbursement includes a $5,443 reimbursement for financial counseling and a $3,480 payment to offset the tax cost of the reimbursement; and for Mr. Vero, the $10,000 reimbursement includes a $6,100 reimbursement for financial counseling and a $3,900 payment to offset the tax cost of the reimbursement.

(d)
Officers with the title of senior vice president or higher and selected elected officers are eligible to participate in our Executive Life Insurance Program. The amounts in this column are the policy premiums paid by the company.

(e)
For a description of our Non-Qualified Deferred Compensation Plan, see page 51. Under our Qualified Savings Plan and our Non-Qualified Deferred Compensation Plan, we matched amounts contributed in 2006, 2007 and 2008 at a rate of 50% of the amount contributed up to a maximum annual aggregate limit ($6,600 under the Internal Revenue Code applicable in 2006, $6,750 in 2007 and $6,900 in 2008). A participant may only receive matching payments on contributions up to 6% of the participant's combined annual salary and bonus. In 2009, the match was eliminated. All of our named executive officers are limited by provisions of the Internal Revenue Code in the amount they can contribute to our Qualified Savings Plan.

(f)
The amounts in this column are reimbursements to Messrs. Duncan, Civgin and Vero for the costs of an annual physical examination. Reimbursements are treated as taxable income to the officer but are grossed up for applicable taxes. For Mr. Civgin and Mr. DePaul, the amount includes reimbursement for accrued vacation days as of their termination of employment.

 Award Tables

        The following three tables set forth information regarding awards granted by OfficeMax to the named executive officers during the last fiscal year and the status of existing awards. The "Grants of Plan-Based Awards" table on page 45 provides additional information about the plan-based compensation disclosed in the "Summary Compensation Table" on page 42.

Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR ENDED DECEMBER 27, 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of shares of Stock or Units (#) (3) (i)	Grant Date Fair Value of Equity Incentive Plan Awards (#) (4) (l)
Name (a)	Grant Date (b)	Threshold ($) (1) (c)	Target ($) (1) (d)	Maximum ($) (1) (e)	Threshold (#) (2) (f)	Target (#) (2) (g)	Maximum (#) (2) (h)

Sam Duncan	2/20/08	$257,500	$1,030,000	$2,317,500	—	—	—	—	—
	2/20/08	—	—	—	31,605	63,210	94,815	—	$1,499,973
	2/20/08	—	—	—	—	—	—	63,210	$1,499,973
Don Civgin	2/20/08	—	—	—	—	—	—	—	—
	2/20/08	—	—	—	—	—	—	—	—
Phillip DePaul	2/20/08	—	—	—	—	—	—	—	—
	2/20/08	—	—	—	—	—	—	—	—
Sam Martin	2/20/08	$112,000	$448,000	$1,008,000	—	—	—	—	—
	2/20/08	—	—	—	9,800	19,600	29,400	—	$465,108
	2/20/08	—	—	—	—	—	—	19,600	$465,108
Deborah O'Connor	7/15/08	—	$61,566	—	—	—	—	—	—
	7/15/08	—	—	—	—	—	—	21,310	$239,951
Ryan Vero	2/20/08	$73,362	$293,447	$660,256	—	—	—	—	—
	2/20/08	—	—	—	6,820	13,640	20,460	—	$323,677
	2/20/08	—	—	—	—	—	—	13,640	$323,677

(1)
Consists of annual incentive bonus opportunities for each of the named executive officers awarded in 2008. See "Compensation Discussion and Analysis—Annual Incentive Compensation (Bonus)" beginning on page 27. Actual bonus payments for the fiscal year reported are listed in column (g) of the "Summary Compensation Table" on page 42.

(2)
Reflects long-term incentive awards in the form of performance-based RSUs granted to Messrs. Duncan, Martin and Vero on February 20, 2008 in accordance with the OMIPP as discussed in "Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)" beginning on page 30. These awards are also listed in column (i) of the "Outstanding Equity Awards at Fiscal Year-End" table on page 47 and the compensation cost recognized over the defined service period of these awards, as well as awards granted in prior years, is disclosed in columns (e) and (f) of the "Summary Compensation Table" on page 42. The closing stock price on the date the committee approved the 2008 long-term incentive program (February 20, 2008) of $23.73 was used to determine the number of RSUs awarded to Messrs. Duncan, Martin and Vero.

(3)
Reflects long-term incentive awards in the form of time-based RSUs granted to Messrs. Duncan, Civgin, DePaul, Martin and Vero on February 20, 2008 and Ms. O'Connor on July 15, 2008 in accordance with the OMIPP as discussed in "Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)" beginning on page 30. These awards are also listed in column (i) of the "Outstanding Equity Awards at Fiscal Year-End" table on page 47 and the compensation cost recognized over the defined service period of these awards, as well as awards granted in prior years, is disclosed in columns (e) and (f) of the "Summary Compensation Table" on page 42. The closing stock price on the date the committee approved the 2008 long-term incentive program (February 20, 2008) of $23.73 was used to determine the number of RSUs awarded to Messrs. Duncan, Martin and Vero. The closing stock price on July 15, 2008 ($11.26) was used to determine the number of RSUs awarded to Ms. O'Connor, which is the first effective date of her employment.

(4)
Grant date fair value of long-term incentive awards described in notes 2 and 3 to this table. See Note 14 "Shareholders' Equity" to Notes to Consolidated Financial Statements in the company's Annual Report on Form 10-K for the year ended December 27, 2008 for a discussion of the assumptions used by the company to calculate the grant date fair value of share based employee compensation in accordance with the provisions of SFAS No. 123R.

  Long-Term Incentive Awards

        The terms of these grants are described in detail in "Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)" beginning on page 30.

        The following table sets forth outstanding options, unvested stock awards and outstanding equity incentive plan awards for each of our named executive officers at December 27, 2008. For a discussion of salary and bonus in proportion to total compensation, see "Compensation Discussion and Analysis—Relationships Among the Different Components of Compensation."

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
FOR FISCAL YEAR ENDED DECEMBER 27, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Sam K. Duncan	70,000	—	—	$32.66	4/18/2015	6,000	$44,640	266,368	$1,981,778
	108,000	72,000	—	$32.66	4/18/2015
Don Civgin	—	—	—	—	—	—	—	—	—
Phillip P. DePaul	—	—	—	—	—	—	—	—	—
Sam Martin	11,667	23,333	—	$31.39	9/17/2017	7,433	$55,302	75,740	$563,506
Deborah O'Connor	—	—	—	—	—	—	—	21,310	$158,546
Ryan T. Vero	—	—	—	—	—	—	—	66,798	$496,977

(1)
Includes options granted to Mr. Duncan on April 18, 2005 pursuant to his employment agreement as described beginning on page 47 and to Mr. Martin on September 17, 2007 pursuant to his offer letter described beginning on page 48. Mr. Duncan's remaining unvested option to purchase 72,000 shares of stock will become exercisable with respect to 36,000 shares per year on April 18th in each of the next two years. Mr. Martin's unvested option to purchase 23,333 shares of stock will become exercisable with respect to 11,667 shares on September 17, 2009 and 11,666 shares on September 17, 2010.

(2)
Includes RSUs granted to Mr. Duncan on April 18, 2005 pursuant to his employment agreement as described beginning on page 47 and to Mr. Martin on September 17, 2007 pursuant to his offer letter described beginning on page 48. Mr. Civgin's restricted stock award granted on October 4, 2005 pursuant to his offer letter was forfeited upon his termination of employment with the company. Mr. Duncan's remaining unvested award of 6,000 RSUs will vest with respect to 3,000 units per year over the next two years on April 18th of each year. Mr. Martin's unvested award of 7,433 RSUs will vest with respect to 3,717 shares on September 17, 2009 and 3,716 shares on September 17, 2010.

(3)
Based on the closing price of our common stock on the NYSE at December 26, 2008 of $7.44 per share, the last trading day prior to December 27, 2008.

(4)
Includes performance-based RSUs awarded on February 20, 2008 to Messrs. Duncan, Martin and Vero, time-based RSUs awarded on February 20, 2008 to Messrs. Duncan, Martin and Vero and time-based RSUs awarded on July 15, 2008 to Ms. O'Connor; performance-based RSUs awarded on February 14, 2007 for Messrs. Duncan and Vero and performance-based RSUs awarded on September 17, 2007 for Mr. Martin in accordance with the OMIPP. One half of the 2008 performance-based awards will vest on February 20, 2010 and the remaining amount will vest on February 20, 2011, in each case only if certain performance measures are met for each of the fiscal years 2008 and 2009. All of the 2008 time-based awards will vest on February 20, 2011. The 2007 awards would have vested on February 13, 2010 if certain performance measures were met for each of the fiscal years 2007 and 2008 as discussed in Note 2 to the Summary Compensation Table on page 42. The named executive officers are not entitled to any voting rights with respect to the RSUs and are not entitled to receive dividends on the RSUs. The outstanding 2008 awards are also listed in column (g) of the "Grants of Plan-Based Awards" table on page 45 and the compensation expense recognized in 2008 for these awards, as well as awards granted in previous years, is disclosed in columns (e) and (f) of the "Summary Compensation Table" on page 42.

  Mr. Duncan's Outstanding Awards

        Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted a ten-year nonqualified option which is now fully vested (the "Initial Option") to purchase 70,000 shares of the company's common stock. The Initial Option has an exercise price equal to $32.66 per share and is subject to the provisions of the OMIPP and the Initial Option Agreement. Mr. Duncan must exercise the Initial Option on or before the earliest of:

  •
  April 18, 2015;

  •
  one year after termination of employment as a result of retirement, death, or Disability, provided that Mr. Duncan has not, as of the date of the exercise of the Initial Option, commenced employment with any competitor (as defined in the Initial Option Agreement);

  •
  one year after termination of employment as a result of any of the Proration Events, provided that Mr. Duncan has not, as of the date of the exercise of the Initial Option, commenced employment with any competitor (as defined in the Initial Option Agreement); or

  •
  one year after termination of Mr. Duncan's employment for any other reason. The Initial Option shall be cancelled immediately if Mr. Duncan is terminated for disciplinary reasons, as defined in the company's executive officer severance pay policy.

        Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was also granted an additional 10-year nonqualified option (the "Other Option") to purchase 180,000 shares of the company's common stock. The Other Option has a per share exercise price equal to $32.66 per share. The Other Option has vested with respect to 108,000 shares of stock. On each of the next two anniversaries of the grant date, the Other Option will vest with respect to 36,000 shares. In the event that Mr. Duncan is involuntarily terminated not for Cause (as defined in the employment agreement) or terminates employment as a result of death or Disability or voluntarily for Good Reason (as defined in the employment agreement) prior to April 18, 2010, then a pro rata amount of unvested shares of common stock subject to the Other Option will become exercisable as described in the Other Option Agreement. Upon Mr. Duncan's termination for any other reason prior to April 18, 2010, all his unvested options will be forfeited. In all other respects, the terms of the Other Option are the same as the terms of the Initial Option described above. The Other Option is governed by the provisions of the OMIPP and the Other Option Agreement.

        Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted 35,000 RSUs ("Initial Restricted Stock Units"), all of which have vested.

        Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted an additional aggregate of 15,000 RSUs under the OMIPP (the "Other Restricted Stock Units"), of which 9,000 have vested. On each of the next two anniversaries of the grant date, 3,000 Other Restricted Stock Units will vest. In the event that Mr. Duncan is involuntarily terminated not for Cause (as defined in the employment agreement) or terminates employment as a result of death or Disability or voluntarily for Good Reason (as defined in the employment agreement) prior to April 18, 2010, then a pro rata amount of unvested Other Restricted Stock Units would vest as described in the Award Agreement. Upon Mr. Duncan's termination for any other reason prior to April 18, 2010, all of his unvested Other Restricted Stock Units will be forfeited. In all other respects, the terms of the Other Restricted Stock Units are the same as the terms of the Initial Restricted Stock Units described above. The Other Restricted Stock Units are subject to the provisions of the OMIPP and the Restricted Stock Unit Award Agreement.

        For additional information, see the Estimated Current Value of Change in Control Benefits Table on page 54.

  Mr. Martin's Outstanding Awards

        On September 17, 2007, Mr. Martin received a stock option to purchase 35,000 shares of company common stock at a price of $31.39 per share (the closing price of the company's common stock on September 17, 2007). This grant is subject to the terms of a Nonstatutory Stock

Option Award Agreement (the "Stock Option Agreement") dated September 17, 2007 between the company and Mr. Martin. On September 17, 2009, the option will become exercisable with respect to 11,667 of the remaining unvested option shares and on September 17, 2010, the option will become exercisable with respect to 11,666 of the shares subject to the Stock Option Agreement. The award is also subject to the terms of the OMIPP. If Mr. Martin terminates employment for any reason prior to the third anniversary of the award date, the portion of the stock option which has not vested will be forfeited. The stock option must be exercised on or before the earliest of:

  •
  the tenth anniversary of the award date;

  •
  one year after Mr. Martin retires (after attaining age 55 and completing 10 years of service with the company), dies, or becomes totally and permanently disabled, provided that Mr. Martin has not, as of the date of the exercise of the stock option, commenced employment with any competitor of the company (as defined in the Stock Option Agreement); and

  •
  three months after Mr. Martin terminates employment for any other reason.

        The option will be cancelled immediately if Mr. Martin is terminated for disciplinary reasons as defined in the Stock Option Agreement. In the event of a change in control, as defined in the Stock Option Agreement, the vesting of the option may accelerate under certain circumstances described in the Stock Option Agreement.

        On September 17, 2007, Mr. Martin received an award of 11,150 RSUs. The remaining unvested RSUs will vest and be paid with respect to 3,717 RSUs on September 17, 2009 and 3,716 RSUs on September 17, 2010, subject to possible deferral in the circumstances described in the RSU Award Agreement. The award is also subject to the terms of the OMIPP. If Mr. Martin terminates employment for any reason prior to the third anniversary of the grant date, the RSUs which have not vested will be forfeited. In the event of a change in control, as defined in the Award Agreement, the vesting of the RSUs may accelerate under certain circumstances described in the Award Agreement. The RSUs may not be sold, assigned or encumbered prior to vesting, without the consent of the company. Mr. Martin will not receive dividends or have voting rights with respect to the RSUs.

Vested Stock

        The following table describes the number of shares of stock acquired and the dollar amounts realized by named executive officers during the most recent fiscal year on the vesting of RSUs:

STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 27, 2008

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)

(a)	(d)		(e)

Sam K. Duncan	80,647		$1,913,753
	14,667	(2)	$284,954
Don Civgin	22,342		$530,176
Phillip P. DePaul	7,395		$175,483
Sam Martin	3,717		$45,013
Deborah O'Connor	—		—
Ryan T. Vero	23,047		$546,905

(1)
We have estimated the value realized by multiplying the number of shares of stock received by the closing price per share on the vesting date for Mr. Duncan ($23.73 on 2/8/08 and $19.43 on 4/18/08), for Messrs. Civgin, DePaul, and Vero ($23.73 on 2/8/08) and for Mr. Martin ($12.11 on 9/17/08).

(2)
To preserve our tax deduction under Section 162(m) of the Internal Revenue Code, described above in the "Compensation Discussion and Analysis—Tax Impact and Financial Implications" on page 41, Mr. Duncan was required to defer receipt of 14,667 of the shares of stock that vested. Under the terms of his award agreement, Mr. Duncan will not receive the deferred shares of stock until six months and one day after his termination of employment with the company. Dividends accrue on the deferred shares and will be paid out in cash at the time of release of the shares.

 Other Compensation and Benefit Plans

        OfficeMax has established retirement and savings programs, health and welfare programs, and other executive benefit programs as part of providing a competitive compensation program. These programs are summarized below.

Deferred Compensation

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Sam K. Duncan	—	—	—	—	—
Don Civgin	—	—	($1,674)	—	$4,219
Phillip P. DePaul	$2,797	$1,398	($25,663)	$53,302	—
Sam Martin	$3,179	—	($720)	—	$2,459
Deborah A. O'Connor	$3,115	—	($143)	—	$2,972
Ryan T. Vero	$21,174	$1,628	($8,345)	$89,893	$16,484

(1)
The executive contributions are included in the base salaries shown in the "Summary Compensation Table" on page 42 for the named executive officers who participated in the plan in 2008.

(2)
For Messrs. DePaul and Vero, the amounts reported in this column are also reported as compensation to the named executive officer in column (i) of the "Summary Compensation Table" on page 42.

  Executive Savings Deferral Plan

        On December 9, 2004, the Executive Compensation Committee of our board of directors adopted the Executive Savings Deferral Plan. Our executive officers are eligible to participate in the plan. Participants may defer a percentage of their salary and short-term incentive award. The deferral election must be made prior to the commencement of the deferral period and pursuant to Section 409A of the Internal Revenue Code. The percentage may not exceed 50% of the participant's salary and 90% of the participant's short-term incentive award, subject to the limitations described in the plan. In 2008, we made a matching credit to the participant's account in an amount equal to 50% of the compensation deferred by the participant (up to 6% of the participant's compensation, and subject to other limitations). This matching contribution was terminated in March 2009. A participant will not be vested in his or her matching contributions until such participant has completed three years of service with us. Each participant must allocate amounts credited to his or her account among various investment funds, which include a company stock fund. Amounts deferred will be distributed, as more specifically described in the plan, at the time elected by the participant. The plan provides for payment in cash in a lump sum or in monthly installments, subject to minimum plan balance limits, as elected by the participant. Our competitors have similar plans in place. All of our named executive officers are eligible to participate in the plan and Messrs. DePaul, Martin, and Vero and Ms. O'Connor elected to participate in 2008.

  Deferred Compensation and Benefits Trust

        We have established an unfunded, deferred compensation and benefits trust that is intended to ensure that any successor company honors deferred compensation obligations following a change in control. The trust will not increase the benefits to which any individual participant is entitled under the covered plans and agreements, which include the deferred compensation plan described above. If a potential change in control or an actual change in control of the company (as defined in the plan and the agreements) occurs, the trust will be funded at the discretion of our Executive Compensation Committee. If the trust is, in fact, funded, it will pay benefits to participants and beneficiaries under our nonqualified and unfunded deferred compensation plans and the executive officer agreements in accordance with the plans and agreements. The trustee will receive fees and expenses either from us or from the trust assets. If we become bankrupt or insolvent, the trust assets will be accessible to the claims of the company's creditors.

Pension Benefits

        The following table reflects the pension benefits of Mr. Duncan:

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (2) (d)

Sam K. Duncan (1)	Supplemental pension benefit in Mr. Duncan's employment agreement	4	$1,179,345

(1)
Mr. Duncan is eligible to receive a supplemental pension benefit pursuant to the terms of his employment agreement. None of the other named executive officers are eligible to receive pension benefits.

(2)
For Mr. Duncan, these figures assume he would retire at age 58. This value represents four years of accrued benefits.

        Pursuant to the terms of Mr. Duncan's employment agreement, on April 18, 2010, Mr. Duncan (if employed by us on that date) will vest in a supplemental pension benefit (the "Supplemental Pension Benefit") in an annual amount equal to the product of (A) two percent (2%) of the sum of (1) the average amount of annual base salary earned by Mr. Duncan with respect to the five most recently completed years of Mr. Duncan's employment with us plus (2) the average amount of the annual cash bonuses earned by Mr. Duncan for the company's five completed fiscal years immediately preceding the termination of Mr. Duncan's employment and (B) the number of completed full years of Mr. Duncan's employment with us (provided that Mr. Duncan will be deemed to have completed a full calendar year of employment with us for 2005). The amount of Mr. Duncan's Supplemental Pension Benefit will be offset by any amounts payable to Mr. Duncan under any of our qualified or nonqualified pension plans and by the amount of Mr. Duncan's benefit from Social Security.

Change in Control Agreements

        Except with respect to Mr. Duncan, all of our employees, including our executive officers, are employed at the will of the company. All of our named executive officers, however, have change in control agreements that formalize their severance benefits if the executive officer is terminated under the circumstances discussed below after a change in control of the company (as defined in the agreement). The agreements provide severance benefits and protect other benefits that the officers have already earned or reasonably expect to receive under our employee benefit plans. See "Compensation Discussion and Analysis—Change in Control Agreements" on page 39 for additional information regarding the change in control agreements.

        Under the change in control agreement, an officer will receive the benefits provided under the agreement if, after the change in control, the officer's employment is terminated unless such termination is as a result of the officer's death, by the company for cause or disability (as defined in the agreement) or by the officer for other than good reason.

        Under the agreements, a "change in control" would include any of the following events:

  •
  any "person", as defined in the Securities Exchange Act of 1934, as amended, acquiring 25% or more of our outstanding common stock or combined voting power of our outstanding securities, unless that person acquires all such securities directly from the company;

  •
  during a two-year period, a majority of our directors being replaced under certain circumstances;

  •
  a merger or consolidation of the company with any other corporation (other than a merger or consolidation where a majority of the company's directors continue as directors of the combined entity and the outstanding voting securities of the company immediately prior to such an event continue to represent more than 50% of the combined voting power after such event, or a merger or consolidation implementing a recapitalization approved by the board where no person acquires 25% or more of the company's voting securities); and

  •
  approval by our stockholders to liquidate or dissolve the company or to sell all or substantially all of the company's assets in certain circumstances.

        These agreements help ensure that we will have the benefit of these officers' services without distraction in the face of a potential change in control. The board of directors believes that the agreements are in the best interests of our stockholders and the company. See "Compensation Discussion and Analysis—Change in Control Agreements" on page 39.

        The principal benefits under the agreements include:

  •
  the officer's salary through the termination date;

  •
  severance pay equal to a multiple of the officer's annual base salary plus target incentive pay (one time for senior vice presidents, two times for executive vice presidents and three times for the chief executive officer). Target incentive pay will be the average annual incentive earned during the three years preceding termination, unless the officer has not earned three annual bonuses, in which case it will be the target annual incentive in the year in which termination occurs. This severance payment will be in lieu of any severance pay to which the officer would be entitled under the severance pay policy for executive officers; and

  •
  pay for accrued but unused time off.

        The agreements provide four additional benefits. First, we will maintain for up to one year (eighteen months for the chief executive officer) all life (other than executive life), disability, accident and healthcare insurance programs and financial counseling services in which the officer was participating immediately prior to the change in control at substantially the same cost to the officer, or we will substitute similar arrangements at substantially the same cost to the officer, or we will pay the officer a sum equal to 150% of twelve times (or eighteen times for the chief executive officer) the monthly group premium, less the employee contribution amount, for such plans and programs. Second, if the officer is eligible to participate in our Executive Life Insurance Program, we will pay premiums for the plan for one year (two years for the chief executive officer) following termination. Third, if there is a dispute regarding the agreement, we will pay reasonable legal fees and expenses that the officer incurs to enforce his or her rights or benefits under the agreement. Fourth, we will increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes.

        Each agreement is effective for two years. On January 1 of each year, the agreement will automatically extend so as to terminate on the 2nd anniversary of such date, unless we notify the officers by September 30 of the preceding year that we do not wish to extend the agreements.

        For one year after termination of employment, each change in control agreement prohibits the recipient from directly or indirectly soliciting or inducing any managerial level employee of the company to leave employment in order to accept employment with any other entity. Following termination of employment, each change in control agreement requires its recipient to refrain from making any public statements that disparage the company, its employees, products or services. For a period of 12 months after termination of employment with the company, each change in control agreement states that its recipient will not, directly as an employee or indirectly as a consultant or contractor, be employed in the same or similar capacity as he was employed by the company immediately prior to his termination of employment, by a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North America. If a recipient of severance and other payments pursuant to the company's change in control agreements were to breach these negative covenants, the agreements provide the company with the right to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants. Payment is not wholly or partially conditioned on adherence to the covenants. However, payment of the benefits provided in the change in control agreements is conditioned upon the recipient's execution and delivery to the company of a customary general release of claims.

 Estimated Current Value of Change in Control Benefits

        The table below reflects the estimated amount of payments and other benefits (not including legal fees, if any) each named executive officer would receive under the change in control agreements, assuming that a change in control occurred on December 26, 2008 and based on our closing stock price as of that date of $7.44. The figures below assume that the officer was terminated and that options and RSUs were not continued or replaced. Actual payments made under the agreements at any future date would vary, depending in part upon what the executive has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. We recognize that our severance provisions and change in control provisions can at times overlap. Therefore all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy.

Name	Accrued But Unpaid Bonus (1)	Severance Amount (2)	Early Vesting of Stock Options (3)	Early Vesting of Restricted Stock (4)	Other (5)	Estimated Tax Gross Up (6)	Total

Sam K. Duncan	$—	$4,967,000	—	$2,026,414	$55,853	$2,398,641	$7,421,494
Sam Martin	—	$1,280,000	—	$618,807	$18,562	—	$1,917,370
Deborah O'Connor	$61,566	$361,566	—	$158,546	$16,110	—	$597,788
Ryan T. Vero	—	$1,442,919	—	$496,973	$13,654	—	$1,953,547

(1)
Includes a guaranteed bonus payable to Ms. O'Connor pursuant to her offer letter.

(2)
Assumes severance pay equal to a multiple of the sum of the officer's annual base salary plus the average annual incentive pay received by the officer over the preceding three years (or the most recent year served if the officer has been employed less than three years). The multiple will be three times for the chief executive officer, two times for presidents and executive vice presidents, and one time for senior vice presidents. Severance is payable in a lump sum amount.

(3)
Although options will become fully vested and exercisable immediately upon a change in control occurring prior to full vesting if they are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement, the value of the options is zero because the difference between our closing stock price as of December 26, 2008 and the option exercise prices is negative.

(4)
RSUs in this amount become fully vested immediately upon a change in control if the awards are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 26, 2008.

(5)
Includes the cost of (a) continuation of all life (other than the Executive Life Insurance Program), disability, accident and healthcare insurance plans, programs, or arrangements, and financial counseling services at substantially the same cost to the executive following the date of termination, for a 18 month period for the chief executive officer or a 12 month period for other executives; and (b) continued payment of the company-paid premium under the Executive Life Insurance Program for an 24 month period for the CEO or a 12 month period for other executives following the date of termination. In lieu of these payments, the company has the discretion to pay a lump sum payment equal to 150% of the cost of these benefits, calculated as described under "Change in Control Benefits".

(6)
Under the change in control agreements, we will increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes.

 Estimated Termination Benefits

Mr. Duncan

        On April 14, 2005, we entered into an employment agreement with Mr. Duncan to serve as our chief executive officer. The employment agreement provides that Mr. Duncan's employment commenced on April 18, 2005 (the "Effective Date") and would end on April 17, 2008 (the "Term"). On the last date of the Term, and on each anniversary thereof, the Term is automatically extended for an additional one-year period, unless either party provides the other party at least 90 days prior written notice of non-renewal. No notice of termination has been provided to Mr. Duncan and his agreement will automatically renew. During the Term, Mr. Duncan will be based at the company's headquarters.

        During the Term, Mr. Duncan will receive an annual base salary, payable in accordance with the company's regular payroll practices for senior executives, subject to periodic review by the Executive Compensation Committee of the company's board of directors for possible increase. Mr. Duncan's salary was increased to $1,030,000 effective March 30, 2008. Mr. Duncan received no salary increase in 2009.

        During the Term, Mr. Duncan will participate in the company's annual cash incentive compensation plans. Awards under these plans are described in "Compensation Discussion and Analysis—Annual Incentive Compensation (Bonus)" on page 27.

        For the company's 2008 fiscal year, Mr. Duncan received long-term compensation awards. See "Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)", page 30.

        If, during the Term, the company terminates Mr. Duncan's employment for any reason other than Cause (as defined in the employment agreement), death or disability, or Mr. Duncan terminates his employment for Good Reason (as defined in the employment agreement), subject to the terms of the employment agreement, we will pay to Mr. Duncan, not later than 30 days following the date of termination:

  •
  a lump sum in cash equal to two times the sum of Mr. Duncan's annual base salary immediately prior to the date of termination, plus the greater of (A) Mr. Duncan's annual target bonus for the fiscal year in which the date of termination occurs or (B) the annual target bonus described in the employment agreement; and

  •
  any portion of Mr. Duncan's annual base salary and previously earned but unpaid bonus through the date of termination that has not yet been paid.

        In addition, the company shall pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the date of termination.

        If Mr. Duncan's employment is terminated by reason of Mr. Duncan's death or Disability during the Term, the company shall pay to Mr. Duncan, his designated beneficiary or his estate, within 30 days following the date of termination, a lump sum in cash equal to the sum of any portion of Mr. Duncan's annual base salary earned but unpaid through the date of termination and previously earned but unpaid bonus through the date of termination. In addition, the company shall pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company's compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

        If Mr. Duncan's employment is terminated by the company for Cause or Mr. Duncan voluntarily terminates employment other than for Good Reason (as defined in the employment agreement) during the Term, Mr. Duncan shall be entitled to a lump sum in cash within 30 days after the date of termination equal to any portion of Mr. Duncan's annual base salary and bonus earned but unpaid through the date of termination. In addition, the company shall pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company's compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

        Mr. Duncan and the company entered into a change in control agreement substantially similar to those available to other senior executives and the payments and benefits he would be entitled to under that agreement are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 54. If Mr. Duncan's employment is terminated under circumstances entitling him to severance benefits under the employment agreement and the Change in Control Agreement, the severance payments due under the employment agreement shall be offset by similar payments and benefits provided under the Change in Control Agreement.

        During the Term, Mr. Duncan will be entitled to participate in the company's retirement plans, its fringe benefit and perquisite programs and welfare benefit plans and programs on the same terms as other senior officers of the company.

        Mr. Duncan's employment agreement contains customary confidentiality, non-solicitation, nondisparagement and noncompetition provisions. Following termination of employment, Mr. Duncan's agreement requires him to refrain from using or disclosing any confidential information relating to the company. For one year after termination of employment, Mr. Duncan's agreement prohibits him from directly or indirectly soliciting or inducing any managerial level employee of the company to leave employment in order to accept employment with any other entity. Following termination of employment, Mr. Duncan's agreement requires him to refrain from making any public statements that disparage the company, its employees, products or services. For a period of 12 months after termination of employment with the company Mr. Duncan's agreement states that he will not, directly as an employee or indirectly as a consultant or contractor, be employed in the same or similar capacity as he was employed by the company immediately prior to his termination of employment, by another business entity or person deriving more than 10% of its gross revenues in North America from the sale or distribution of office supplies, office furniture, computer consumables or related office products or services.

  Estimated Current Value of Potential Payments to Mr. Duncan Upon Termination

        Pursuant to Mr. Duncan's employment agreement and other arrangements described above, we would be required to provide compensation to him in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Duncan would receive upon his termination in each situation assuming that such event occurred on December 26, 2008 and based on our closing stock price as of that date of $7.44. Actual payments made under the agreement at any future date would vary, depending in part upon what Mr. Duncan has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Duncan would be entitled upon a change in control of the company. Such amounts are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 54. If Mr. Duncan's employment is terminated under circumstances entitling him to severance benefits under the employment agreement and the Change in Control Agreement, the severance payments due under the employment agreement shall be offset by similar payments and benefits provided under the Change in Control Agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason		Death or Disability		For Cause or Voluntary termination other than for Good Reason

Severance Amount	$4,120,000	(1)	—		—
Early Vesting of Stock Options	—	(2)	—	(2)	—
Early Vesting of Restricted Stock	$1,234,459	(3)	$1,234,459	(3)	—
Total	$5,354,459		$1,234,459		—

(1)
This amount would be paid in a lump sum in cash equal to two times the sum of Mr. Duncan's annual base salary prior to the date of termination plus the greater of (A) Mr. Duncan's annual target bonus for the fiscal year in which the date of termination occurs or (B) the annual target bonus described in the employment agreement.

(2)
Although a pro-rata amount of Mr. Duncan's options would vest upon termination, the value of the options is zero because the difference between our closing stock price on December 26, 2008 and the option exercise price is zero.

(3)
Includes 4,950 RSUs subject to Mr. Duncan's award of Initial Restricted Stock and Other Restricted Stock and 160,972 RSUs arising from Mr. Duncan's 2006, 2007 and 2008 Long-Term Incentive awards, for a total of 165,922 units, which constitute a pro rata amount of his unvested RSUs, that would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 26, 2008.

Mr. Civgin

  Actual Payments to Mr. Civgin Upon Termination

        The table below shows the compensation paid by the company to Mr. Civgin upon his departure on August 28, 2008.

Benefits and Payments Upon Termination

Severance Amount (1)	—
Early Vesting of Stock Options (2)	—
Early Vesting of Restricted Stock (2)	—
Total	—

(1)
No severance is paid under the company's severance policy applicable to executive officers upon voluntary termination.

(2)
As a result of his voluntary termination, Mr. Civgin's unvested RSU's and options were forfeited.

Mr. DePaul

  Actual Payments to Mr. DePaul Upon Termination

        The table below shows the compensation paid by the company to Mr. DePaul upon his departure on April 8, 2008.

Benefits and Payments Upon Termination

Severance Amount (1)	—
Early Vesting of Restricted Stock (2)	—
Total	—

(1)
No severance is paid under the company's severance policy applicable to executive officers upon voluntary termination.

(2)
As a result of his voluntary termination, Mr. DePaul's unvested RSU's were forfeited.

Mr. Martin

        On September 12, 2007, we entered into an offer letter with Sam Martin, effective September 17, 2007, to serve as our chief operating officer.

        On September 17, 2007, we entered into a change in control agreement (the "Change in Control Agreement") with Mr. Martin that is substantially similar to change in control agreements available to the company's other senior executives and the payments and benefits he would be entitled to under that agreement are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 54.

        Mr. Martin will be eligible to receive twelve months of severance under the company's severance policy applicable to executive officers, if he is terminated involuntarily, and not for disciplinary reasons. Mr. Martin is entitled to participate in the company's benefit plans and programs on the same terms as other senior officers of the company.

  Estimated Current Value of Potential Payments to Mr. Martin Upon Termination

        Pursuant to Mr. Martin's offer letter and other arrangements described above, the company would be required to provide compensation to him in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Martin would receive upon his termination in each situation assuming that such event occurred on December 26, 2008 and based on our closing stock price as of that date of $7.44. Actual payments made at any future date would vary, depending in part upon what Mr. Martin has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Martin would be entitled upon a change in control of the company. Such amounts are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 54. If Mr. Martin's employment is terminated under circumstances entitling him to severance benefits under his offer letter and the change in control agreement, the severance payments due under the employment agreement shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason

Severance Amount (1)	$640,000	—	—
Early Vesting of Restricted Stock (2)	$281,385	$310,188	—
Total	$950,188	$310,188	—

(1)
Twelve months of severance under the company's severance policy applicable to executive officers.

(2)
41,692 RSUs, which constitutes a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 26, 2008.

Ms. O'Connor

        We entered into an offer letter with Deborah O'Connor, effective July 15, 2008, to serve as our chief accounting officer.

        On July 9, 2008, we entered into a change in control agreement (the "Change in Control Agreement") with Ms. O'Connor that is substantially similar to change in control agreements available to the company's other senior executives and the payments and benefits she would be entitled to under that agreement are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 54.

        On July 9, 2008, we entered into a nondisclosure and noncompetition agreement (the "Agreement") with Ms. O'Connor. This Agreement requires Ms. O'Connor to refrain from divulging confidential information of the company during the course of her employment, except when such disclosure is a necessary part of a merchandise sale negotiation with a customer, and after termination of employment. Ms. O'Connor may not be employed by or contract with a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North America in the same or similar capacity as she was employed by OfficeMax for a period of 12 months after termination of employment. During employment and for two years after termination, Ms. O'Connor agrees not to solicit current or certain former customers, current or certain former employees or current or certain former suppliers of the company. The Agreement also contains a standard non-disparagement clause.

  Estimated Current Value of Potential Payments to Ms. O'Connor Upon Termination

        The company would be required to provide compensation to Ms. O'Connor in the event of termination of her employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Ms. O'Connor would receive upon her termination in each situation assuming that such event occurred on December 26, 2008 and based on our closing stock price as of that date of $7.44. Actual payments made at any future date would vary, depending in part upon what Ms. O'Connor has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Ms. O'Connor would be entitled upon a change in control of the company. Such amounts are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 54. If Ms. O'Connor's employment is terminated under circumstances entitling her to severance benefits under the change in control agreement, the severance payments due under the severance pay policy for Executive Officers shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason

Accrued But Unpaid Bonus (1)	$61,566	$61,566	—
Severance Amount (2)	$300,000	—	—
Total	$361,566	$61,566	—

(1)
Guaranteed bonus payable to Ms. O'Connor pursuant to her offer letter.

(2)
Twelve months of severance under the company's severance policy applicable to executive officers.

Mr. Vero

  Estimated Current Value of Potential Payments to Mr. Vero Upon Termination

        The company would be required to provide compensation to Mr. Vero in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Vero would receive upon his termination in each situation assuming that such event occurred on December 26, 2008 and based on our closing stock price as of that date of $7.44. Actual payments made at any future date would vary, depending in part upon what Mr. Vero has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Vero would be entitled upon a change in control of the company. Such amounts are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 54. If Mr. Vero's employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance pay policy for Executive Officers shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason

Severance Amount (1)	$533,540	—	—
Early Vesting of Restricted Stock (2)	$318,975	$318,975	—
Total	$852,515	$318,975	—

(1)
Twelve months of severance under the company's severance policy applicable to executive officers.

(2)
42,873 RSUs, which constitutes a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 26, 2008.

 Stock Ownership

Directors and Executive Officers

        The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of our common stock that they beneficially owned on December 31, 2008.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Directors (1)
Dorrit J. Bern	—	*
Warren F. Bryant	387	*
Joseph M. DePinto	—	*
Sam K. Duncan	279,877	*
Rakesh Gangwal	17,787	*
William J. Montgoris	—	*
Francesca Ruiz de Luzuriaga	14,997	*
David M. Szymanski	—	*
Other Named Executive Officers (2)
Don Civgin	33,701	*
Phillip P. DePaul	1,250	*
Sam M. Martin	14,289	*
Deborah A. O'Connor	—	*
Ryan T. Vero	47,088	*
All directors, nominees for director, and executive officers as a group (1)(2)(3)	374,425	*

*
Less than 1% of class as of December 31, 2008 (total outstanding common stock on that date was 75,977,152).

(1)
Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP"), Director Stock Option Plan ("DSOP"), and OMIPP, described beginning on page 11 under "Director Compensation." The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,997 shares; and Messrs. Bryant, 387 shares; Gangwal, 6,787 shares; and directors as a group, 11,171 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 8,000 shares; Mr. Gangwal, 8,000 shares; and directors as a group, 16,000 shares. The number of shares subject to options under the OMIPP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,000 shares; Mr. Gangwal, 3,000 shares; and directors as a group, 6,000 shares.

(2)
The beneficial ownership for these named executive officers includes all shares held of record or in street name; plus RSUs granted under the OMIPP that vested within sixty days of December 31, 2008; unexercised, vested option shares; and interests in shares of common stock held in the OfficeMax Common Stock Fund by the trustee of the OfficeMax Savings Plan, a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code. The RSUs do not have voting rights. For further information regarding the RSUs and the option shares, see the "Award Tables" beginning on page 45. The following table indicates the nature of each named executive's stock ownership and also shows the number of unexercised, unvested option shares; and the allocation of contributions to the Executive Savings Deferral Plan's company stock fund, which are not included in the beneficial ownership table. Shares are considered beneficially owned, for purposes of this table only, if the person has a right to acquire beneficial ownership within 60 days of December 31, 2008, unless otherwise indicated in these footnotes.

			Unexercised, Vested Option Shares			Unexercised, Unvested Option Shares
	Common Shares Owned**	Restricted Stock Units		Savings Plan Shares	Executive Savings Deferral Plan

Sam K. Duncan	53,046	48,831	178,000	—	—	72,000
Sam Martin	2,622	—	11,667	—	—	23,333
Don Civgin	33,701	—	—	—	—	—
Phillip P. DePaul	801	—	—	449	—	—
Deborah A. O'Connor	—	—	—	—	—	—
Ryan T. Vero	30,278	15,850	—	960	747	—
Executive officers as a group*	85,946	64,681	189,667	960	747	95,333

  *
  This group at December 31, 2008, included all of our named executive officers except Messrs. Civgin and DePaul.

  **
  Does not include 43,573 RSUs owned by Mr. Duncan that he has been required to defer.

(3)
Our executive officers (individually or as a group) do not own more than 1% of the company's Series D Preferred Stock (ESOP).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and named executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in OfficeMax stock with the SEC and the NYSE. Based on a review of Forms 3, 4 and 5 and any amendments thereto, we believe that in 2008 our directors and reporting officers met all applicable SEC filing requirements.

Ownership of More Than 5% of OfficeMax Stock

        As of December 31, 2008, the table below describes each person or entity that we know (based on filings on Schedule 13G or 13D with the SEC) to be the beneficial owner of more than 5% of any class of our voting securities.

	Voting Power		Investment Power		Total Amount of Beneficial Ownership
Name and Address of Beneficial Owner						Percent of Class
	Sole	Shared	Sole	Shared

Common Stock, $2.50 Par Value
Joint filing by: The Bank of New York Mellon Corporation The Bank of New York Mellon BNY Mellon, National Association The Boston Company Asset Management LLC The Dreyfus Corporation Mellon Capital Management Corporation MAM (MA) Holding Trust MBC Investments Corporation One Wall Street 31st Floor New York, NY 10286	3,698,281	—	4,007,919	18,688	4,028,177	5.30%
Joint filing by: Barclays Global Investors, NA Barclays Global Fund Advisors Barclays Global Investors, LTD Barclays Global Investors Australia Limited Barclays Global Investors Canada Limited Barclays Global Investors (Deutschland) AG Barclays Global Investors Japan Limited 400 Howard Street San Francisco, CA 94105	3,876,977	—	5,330,754	—	5,330,754	7.02%
Joint filing by: Edward C. Johnson 3d FMR LLC Fidelity Management & Research Company Fidelity Value Fund 82 Devonshire Street Boston, MA 02109	2,084,256	—	11,393,667	—	11,393,667	15.00%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	8,336,583	—	8,747,783	—	8,747,783	11.52%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	—	4,830,928	—	7,629,478	7,707,678	10.15%
Convertible Preferred Stock, Series D (1) Vanguard Fiduciary Trust Company, as Trustee for the OfficeMax Incorporated Employee Stock Ownership Plan (ESOP) 100 Vanguard Blvd. Malvern, PA 19355	—	945,899	—	945,899	945,899	100%

(1)
The shares of preferred stock held by the Employee Stock Ownership Plan ("ESOP") fund of the Savings Plan represent approximately 1.2% of the company's voting securities outstanding as of December 31, 2008.

Equity Compensation Plan Information

        Our stockholders have approved all of the company's equity compensation plans, including the Director Stock Compensation Plan and the OMIPP. The following table summarizes the number of shares of our common stock that may be issued under our equity compensation plans as of December 27, 2008.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)

Equity compensation plans approved by security holders	3,754,756	(1)	$12.73	7,495,098	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	3,754,756		$12.73	7,495,098

(1)
Includes 11,171 shares issuable under our Director Stock Compensation Plan, 16,000 shares issuable under our Director Stock Option Plan, 1,167,624 shares issuable under our Key Executive Stock Option Plan, and 2,559,961 shares issuable under the OMIPP. The Director Stock Option Plan and Key Executive Stock Option Plan have been replaced by the OMIPP. None of the following are included in this chart: (a) interests in shares of common stock in the OfficeMax Common Stock Fund held by the trustee of the company's 401(k) Savings Plan, (b) Series D Preferred Stock in the Employee Stock Ownership Plan (ESOP) fund (c) the deferred stock unit components of the company's 2001 Key Executive Deferred Compensation Plan or (d) interests in the company stock fund of the Executive Savings Deferral Plan.

(2)
As of December 27, 2008, 53,491 shares were issuable under the Director Stock Compensation Plan and 7,441,607 shares were issuable under the OMIPP.

 Other Information

Stockholder Proposals for the 2010 Annual Meeting

        If you wish to submit a proposal to be included in our 2010 proxy statement, we must receive it no later than November 4, 2009.

        All other proposals to be presented at the meeting must be delivered to our corporate secretary, in writing, no later than January 18, 2010. According to our Bylaws, your notice must include:

  •
  a brief description of the business you wish to bring before the meeting and the reasons for conducting the business at the meeting;

  •
  your name and address;

  •
  the class and number of shares of our stock that you beneficially own; and

  •
  any material interest you have in the business to be brought before the meeting.

        The chairperson of the meeting may disregard any business not properly brought before the meeting according to our Bylaws.

Stockholder Nominations for Directors

        If you wish to suggest a nominee for the Governance and Nominating Committee's consideration, write to OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville, Illinois 60563. You should describe in detail your proposed nominee's qualifications and other relevant biographical information and indicate whether the proposed nominee is willing to accept nomination.

        The Governance and Nominating Committee will consider director nominees proposed by stockholders for election at the annual stockholders meeting if our corporate secretary receives a written nomination not less than 30 days nor more than 60 days in advance of the meeting. According to our Bylaws, your notice of nomination must include:

  •
  your name and address;

  •
  each nominee's name, age, and address;

  •
  each nominee's principal occupation or employment;

  •
  the number of shares of our stock that the nominee beneficially owns;

  •
  the number of shares of our stock that you beneficially own;

  •
  any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934; and

  •
  each nominee's executed consent to serve as our director if elected.

        The chairperson of the meeting may disregard any nomination not made in accordance with the above procedures.

OfficeMax's Annual Report on Form 10-K

        We made our Annual Report on Form 10-K for the year ended December 27, 2008 available online with this proxy statement. Paper copies of our Annual Report on Form 10-K can be obtained at no charge from our Investor Relations Department, 263 Shuman Boulevard, Naperville, Illinois 60563, 1-630-864-6800. You can find our SEC filings, including our 2008 Form 10-K, on our website at www.officemax.com, by clicking on "About Us," then "Investors," and then "SEC Filings," or through the SEC's website at www.sec.gov.

        We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Susan Wagner-Fleming Senior Vice President and Corporate Secretary
March 4, 2009

OfficeMax is a registered trademark of OMX, Inc.

IMPORTANT

        Your vote is important. Please take a moment to vote via telephone or the Internet or REQUEST, SIGN, DATE and promptly MAIL a proxy card. If your shares of stock are held in the name of a brokerage firm, bank, nominee or other institution, please provide voting instructions to that institution in accordance with the voting instructions provided to you by that institution. If you have any questions or need assistance in voting your stock, please call:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Phone: 1-800-488-8095

R1OFM1 OFFICEMAX C/O WELLS FARGO SHAREHOLDERS SERVICES P.O. BOX 64945 ST. PAUL, MN 55164 You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. Proxy Materials Available at www.proxyvote.com ** IMPORTANT NOTICE ** Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 15, 2009 OFFICEMAX INCORPORATED Notice and Proxy Statement Form 10-K See the Reverse Side for Meeting Information and Instructions on How to Vote • • Have the 12 Digit Control Number available and visit: www.proxyvote.com PROXY MATERIALS - VIEW OR RECEIVE You can choose to view the materials online or, if you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge to you for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor. To facilitate timely delivery please make the request as instructed below on or before 04/01/09. HOW TO VIEW MATERIALS VIA THE INTERNET HOW TO REQUEST A COPY OF MATERIALS 1) BY INTERNET - www.proxyvote.com 2) BY TELEPHONE - 1-800-579-1639 3) BY E-MAIL* - sendmaterial@proxyvote.com *If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

R1OFM2 Meeting Type: Annual Meeting Date: 04/15/09 Meeting Time: 2:00 p.m., CST For holders as of: 02/17/09 Meeting Location: Meeting Information Holiday Inn Select 1801 N. Naper Blvd. Naperville, IL 60563 Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote In Person How To Vote Vote By Internet To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 14, 2009, for all shares of stock other than those held in the Employee Stock Ownership Plan or the common stock fund of the OfficeMax Savings Plan, for which the deadline is 11:59 P.M. Eastern Time on April 9, 2009. Have your notice in hand when you access the web site and follow the instructions. From O'Hare Airport - Follow 190 out of the airport to 294 south - Follow 294 south to I-88 west - Follow I-88 west to Naperville Road Exit - Turn left onto Freedom Commons Drive - Turn left at the 2nd stoplight - The hotel will be ahead 1/4 mile From Midway Airport - Follow Cicero Avenue north to I-55 south - Follow I-55 south to I-355 north - Follow I-355 north to I-88 west - Follow I-88 west to Naperville Road Exit - Turn left onto Freedom Commons Drive - Turn left at the 2nd stoplight - The hotel will be ahead 1/4 mile From Downtown Chicago - Follow I-290 west out of downtown to The I-294 split - Stay westward as I-290 will flow into I-88 west - Follow I-88 west to Naperville Road Exit - Turn left onto Freedom Commons Drive - Turn left at the 2nd stoplight - The hotel will be ahead 1/4 mile Please visit the hotel website for more information: www.naperselect.com Mail a Proxy To request a proxy card to mark and return, follow the instructions under "How to Request a Copy of Materials" on the other side of this card.

Voting items The Board of Directors unanimously recommends you vote "FOR" each of the nominees in Proposal 1 and "FOR" Proposal 2. 1. Election of Directors Nominees: 1a. Dorrit J. Bern 1c. Joseph M. DePinto 1b. Warren F. Bryant 1d. Sam K. Duncan 1f. Francesca Ruiz de Luzuriaga 1e. Rakesh Gangwal 1g. William J. Montgoris 1h. David M. Szymanski 2. Appointment of KPMG LLP as independent registered public accounting firm for 2009. R1OFM3

R1OFM4

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date OFFICEMAX INCORPORATED OFFMX1 For Against Withhold OFFICEMAX INCORPORATED C/O WELLS FARGO SHAREHOLDERS SERVICES P.O. BOX 64945 ST. PAUL, MINNESOTA 55164-0945 For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and to view our proxy materials up until 11:59 P.M. Eastern Time on April 14, 2009, for all shares of stock other than those held in the Employee Stock Ownership Plan or the common stock fund of the OfficeMax Savings Plan, for which the deadline is 11:59 P.M. Eastern Time on April 9, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you are receiving paper copies of our proxy materials and you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 14, 2009, for all shares of stock other than those held in the Employee Stock Ownership Plan or the common stock fund of the OfficeMax Savings Plan, for which the deadline is 11:59 P.M. Eastern Time on April 9, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 up until 11:59 P.M. Eastern Time on April 14, 2009, for all shares of stock other than those held in the Employee Stock Ownership Plan or the common stock fund of the OfficeMax Savings Plan, for which the deadline is 11:59 P.M. Eastern Time on April 9, 2009. SHARES HELD IN THE EMPLOYEE STOCK OWNERSHIP PLAN OR THE SAVINGS PLAN This proxy covers all Series D Convertible Preferred Stock in the Employee Stock Ownership Plan fund and all shares held in the OfficeMax common stock fund in the OfficeMax Savings Plan for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the OfficeMax Savings Plan (095900 and 095902). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11 :59 p.m. Eastern Time on April 9, 2009, the Plan's Trustee will vote your shares held in the Plan in the same proportion as shares voted by other plan participants. 2. Appointment of KPMG LLP as independent registered public accounting firm for 2009. Vote On Directors The Board of Directors unanimously recommends you vote "FOR" each of the nominees in Proposal 1 and "FOR" Proposal 2. 1. Election of Directors Nominees: 1a. Dorrit J. Bern 1c. Joseph M. DePinto 1b. Warren F. Bryant 1d. Sam K. Duncan 1f. Francesca Ruiz de Luzuriaga 1e. Rakesh Gangwal 1g. William J. Montgoris 1h. David M. Szymanski Vote On Proposals

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. OFFMX2 Dear Shareholder: OfficeMax Incorporated will hold its annual meeting of shareholders at the Holiday Inn Select in Naperville, Illinois, at 2:00 p.m., Central Daylight Time, on April 15, 2009. Please take a moment to vote your shares of stock for the upcoming annual meeting of shareholders. Your vote is important. Broadridge, an independent tabulator, will receive and tabulate the proxy cards. If you also hold shares of stock through a bank, brokerage firm or other nominee, you will receive separate proxy card(s) or voting instruction card(s) to vote those shares. To be sure that all of the shares of stock are voted at the meeting, follow the instructions on each separate proxy card that you receive. SHARES HELD IN THE EMPLOYEE STOCK OWNERSHIP PLAN OR THE SAVINGS PLAN This proxy covers all Series D Convertible Preferred Stock in the Employee Stock Ownership Plan fund and all shares held in the OfficeMax common stock fund in the OfficeMax Savings Plan for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the OfficeMax Savings Plan (095900 and 095902). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11 :59 p.m. Eastern Time on April 9, 2009, the Plan's Trustee will vote the shares held in the Plan in the same proportion as shares voted by other plan participants. VOTING INSTRUCTION CARD OFFICEMAX INCORPORATED ANNUAL MEETING OF SHAREHOLDERS APRIL 15, 2009 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OFFICEMAX INCORPORATED The shareholder signing this card appoints Matthew R. Broad, Susan M. Wagner-Fleming and Tony Giuliano as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all of the shareholder's OfficeMax Incorporated stock held on February 17, 2009 at the company's annual meeting to be held on April 15, 2009, and at any adjournment or postponement of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. All previous proxies are hereby revoked. This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then each of the nominees and proposal 2 will receive FOR votes.